As filed with the Securities and Exchange Commission on December 16, 2002

                         Commission File Number: 0-20958

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
--------------------------------------------------------------------------------

                              CARE CONCEPTS I, INC.
--------------------------------------------------------------------------------
                 (Name of small business issuer in its charter)

       Delaware                         7319                         86-0519152
--------------------------------------------------------------------------------
(State of Incorporation)      (Primary Standard Industrial      (IRS Employer
                               Classification Number)            I.D. Number)


         760 E. McNab Road, Pompano Beach, Florida 33060 (954) 786-2510
--------------------------------------------------------------------------------
          (Address and telephone number of principal executive offices)

         760 E. McNab Road, Pompano Beach, Florida 33060 (954) 786-2510
--------------------------------------------------------------------------------
                    (Address of principal place of business)

                     Steve Markley, Chief Executive Officer
                              Care Concepts I, Inc.
                                760 E. McNab Rd.
                             Pompano Beach, FL 33060
                                 (954) 786-2510
--------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                   Copies to;
                             Joel D. Mayersohn, Esq.
                               Adorno & Yoss, P.A.
                       350 East Las Olas Blvd. Suite 1700
                         Ft. Lauderdale, FL 33301 (954)
                       763-1200 Facsimile: (954) 766-7800

Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE


         --------------------------- ----------------- --------------------- ------------------------- -----------------
         Title of each class of      Amount of
         securities to be            shares to be      Proposed price per    Proposed maximum          Amount of
         registered                  registered        share(1)              aggregate offering price  registration fee
         --------------------------- ----------------- --------------------- ------------------------- -----------------
         Common stock                 4,953,694           $6.00                  $29,722,164              $2,735
         --------------------------- ----------------- --------------------- ------------------------- -----------------
         Registration Fee Total:                                                                          $2,735
         --------------------------- ----------------- --------------------- ------------------------- -----------------


         (1) Estimated solely for purposes of calculating the registration fee based upon the closing price of the stock on the OTCBB on December 10, 2002.

         The Registrant hereby amends the registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Acts of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

            PROSPECTUS SUBJECT TO COMPLETION AND IS SUBJECT TO CHANGE

                             DATED DECEMBER 12, 2002



                              CARE CONCEPTS I, INC.

                        4,953,694 SHARES OF COMMON STOCK


CARE CONCEPTS I, INC. COMMON STOCK IS TRADED ON THE NASD OVER THE COUNTER BULLETIN BOARD UNDER THE SYMBOL CCON. THE CLOSING PRICE OF OUR SHARES ON DECEMBER ___, 2002 WAS $_______.

         4,953,694 shares of our common stock are being offered by certain selling security holders. See "Selling Security Holders" beginning on page 20. We will not receive any proceeds from the sale of the shares by the selling security holders.

         The selling security holders may sell the shares covered by this prospectus in the Over the Counter Bulletin Board Market and in ordinary brokerage transactions, in negotiated transactions or otherwise, at prevailing market prices at the time of sale or at negotiated prices, and may engage a broker or a dealer to sell the shares. For additional information, you should refer to the Plan of Distribution section of this prospectus.

         THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                The date of this prospectus is __________, 2002.

                               PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors" section.

         Care Concepts I, Inc., operates through its recently acquired wholly-owned subsidiary, iBid America, Inc., an online marketing, advertising and sales promotion company which combines sales promotion techniques of discount coupons and promotional offers with the more recent development of Internet auctions. At its website www.ibidusa.com, consumers can bid to acquire gift certificates redeemable for such items as hotel accommodations, restaurant meals, concerts, golf courses, shopping experiences, and personal services provided by businesses. These businesses are local commercial establishments seeking to promote their business, introduce new products and services, generate consumer awareness, develop new customers and reward old customers with the ultimate goal of developing additional consumer visits to their establishments.

         We are a Delaware corporation. We were originally established in Nevada in July 1988 as Amsterdam Capital Corporation, Inc. In November 1992, we changed our state of incorporation to Delaware. On November 26, 2002, a wholly owned subsidiary of our company merged with and into iBid America, Inc., a Florida corporation. Pursuant to the terms of the merger, IBID shareholders received an aggregate of 12,080,867 shares of our common stock and 68,553 shares of our convertible preferred stock and we received a 100% wholly-owned interest in IBID. Subsequent to our merger, the holders of a newly issued class of preferred stock converted their shares into 2,242,194 shares of our common stock.

          We maintain our principal executive offices at 760 E. McNab Road, Pompano Beach, Florida 33060 and our telephone number is 954-648-2013. Our website is WWW.IBIDUSA.COM. Information found on our website is not a part of this prospectus.

         In this prospectus, we refer to our company, Care Concepts I, Inc., and its wholly-owned subsidiary, iBid America, Inc., as we, us, the Company or Care. IBID refers to our wholly owned subsidiary, iBid America, Inc.

The Offering

         The prospectus covers up to 4,953,694 shares of our outstanding common stock which may be sold by the selling security holders identified in this prospectus.

Summary Financial Data

         Information contained in the table below was derived from the pro forma financial statements contained elsewhere in this prospectus. The following unaudited financial information should be read in conjunction with the consolidated financial information and notes and proforma information contained elsewhere in this prospectus.

                                                       Year Ended Dec 31       Nine Months Ended
                                                       -----------------       -----------------
                                                       2001         2000       September 30, 2002
                                                       ----         ----       ------------------

Income Items:
Net Income (loss)                                $   (324,877)    $411,343        $ (123,024)

Balance Sheet Items:
Cash                                                   30,194            0             3,184
Total Current Assets                                   31,432            0            11,614
Total Assets                                        5,832,471            0         5,705,927

Total Current Liabilities                             222,760       24,939           220,930

Total Stockholders' Equity                          5,596,508      (24,939)        5,472,819

Total Liabilities and Stockholders' Equity       $  5,832,471     $      0        $5,705,927

                                  RISK FACTORS

         Please read this prospectus carefully. You should rely only on the information contained or incorporated by reference in this prospectus to make your investment decision. We have not authorized anyone to provide you with different information. We are not offering these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

         Except for historical information, the information in this prospectus contains forward-looking statements about our expected future business and performance. Our actual operating results and financial performance may prove to be very different from what we might have predicted as of the date of this prospectus.

BUSINESS RISKS

SINCE OUR RECENTLY ACQUIRED OPERATING SUBSIDIARY COMMENCED OPERATIONS IN 2001, WE HAVE A SHORT OPERATING HISTORY BY WHICH YOU CAN EVALUATE OUR BUSINESS AND PROSPECTS.

         Our operating subsidiary recently commenced operations. We have a limited operating history from which to evaluate our business and prospects in our current market. Our operating results in the future will be subject to all of the risks and uncertainties inherent in the development and maturation of a business.

OUR IBID SUBSIDIARY HAS HAD A HISTORY OF OPERATING LOSSES AND THIS MAY CONTINUE TO BE THE CASE.

         IBID's expenses are currently greater than its revenues. Our ability to operate profitably depends on increasing our sales and achieving sufficient gross profit margins. We cannot assure you that we will operate profitably.

AS OUR BUSINESS PLAN IS NOT A TRADITIONAL WAY OF ADVERTISING AND MARKETING, IT MAY BE DIFFICULT FOR YOU TO DETERMINE WHETHER OUR BUSINESS CAN BE COMMERCIALLY SUCCESSFUL.

         To date, we have only limited auction sales in the commercial marketplace. To be successful, we will have to increase our number of auctions. However, for several reasons, we may not be able to generate increasing sales. Potential customers may not be able to see the advantage of using our services over the traditional way of advertising and marketing. Our competitors could introduce services that are more economical to use, or that have better features, making them more attractive to buyers.

WE WILL NEED ADDITIONAL CAPITAL TO IMPLEMENT OUR PLAN OF OPERATIONS AND IF WE DO NOT RECEIVE ADDITIONAL CAPITAL OUR BUSINESS WILL SUFFER.

         If we are not successful in our business operations, we will need additional capital. The terms upon which such capital will be available to us, if at all, may dilute the ownership of existing shareholders or adversely affect their positions. Under such circumstances, and in the event that we are unable to raise additional capital, we may need or be required to discontinue some of our operations, reduce development of our products and services, or reduce our work force, all which would materially adversely affect us.

SECURITIES RISKS

A TRADING MARKET MAY NOT DEVELOP FOR OUR SECURITIES WHICH COULD RESULT IN ILLIQUIDITY FOR YOUR INVESTMENT.

         While our common stock currently trades on the OTC Bulletin Board, it is thinly traded. There is no assurance that trading activities or market making activities, if increased, will be maintained, which could result in illiquidity of your investment.

"PENNY STOCK" RULES MAY MAKE BUYING OR SELLING OUR SECURITIES DIFFICULT.

         Trading in our securities will be subject to the "penny stock" rules for the foreseeable future. The Securities and Exchange Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser's written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transactions involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from recommending transactions in our securities, which could severely limit the liquidity of our securities and consequently adversely affect the market price for our securities.

FLUCTUATIONS IN OUR OPERATING RESULTS MAY ADVERSELY AFFECT OUR STOCK PRICE AND PURCHASERS OF OUR SHARES OF COMMON STOCK MAY LOSE ALL OR A PORTION OF THEIR INVESTMENT.

         Historically, there has been limited trading activity for our common stock. However, subsequent to our merger, there may be a significant increase in trading activity. Our quarterly operating results, changes in general conditions in the economy, the financial markets, or other developments affecting us or our competitors, could cause the market price of our common stock to fluctuate substantially. We expect to experience significant fluctuations in our future quarterly operating results due to a variety of factors. Factors that may adversely affect our quarterly operating results include:

         - our ability to effectively compete in our market segment, build brand identity and reduce our consolidated operating expenses;

         - technical difficulties, system downtime, or Internet brownouts;

         - the amount and timing of operating costs and capital expenditures relating to expansion of our business and operations;

         -        government regulation; and

         -        general economic conditions.

         As a result of these factors, in one or more future quarters, our operating results may fall below the expectations of securities analysts and investors. In this event, the market price of our common stock would likely be materially adversely affected. In addition, the stock market in general and the market prices for Internet-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of those companies. These broad market and industry fluctuations may adversely affect the price of our common stock, regardless of our operating performance.

IF THE SELLING SECURITY HOLDERS ALL ELECT TO SELL THEIR SHARES OF OUR COMMON STOCK AT THE SAME TIME, THE MARKET PRICE OF OUR SECURITIES MAY DECREASE.

         It is possible that the selling security holders will offer all or substantially all of the shares of our common stock covered by this prospectus for sale. Further, because it is possible that a significant number of shares could be sold at the same time hereunder, the sales, or the possibility thereof, may have a depressive effect on the market price of our common stock.

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS MAY DELAY OR PREVENT A TAKE-OVER WHICH MAY NOT BE IN THE BEST INTEREST OF OUR SHAREHOLDERS.

         Provisions of our certificate of incorporation and bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our shareholders may be called, and may delay, defer or prevent a takeover attempt.

         In addition, our certificate of incorporation authorizes the issuance of up to 5,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our board of directors, of which none are currently issued nor outstanding. Our board of directors may, without shareholder approval, issue preferred stock with dividends, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our common stock. There are currently outstanding two series of preferred stock with rights and designations distinct from each other and our common stock.

IF PLANS TO PHASE-OUT THE OTC BULLETIN BOARD ARE IMPLEMENTED, WE MAY NOT QUALIFY FOR LISTING ON THE PROPOSED BULLETIN BOARD EXCHANGE OR ANY OTHER MARKETPLACE, IN WHICH EVENT INVESTORS MAY HAVE DIFFICULTY BUYING AND SELLING OUR SECURITIES.

         We understand that, in 2003, subject to approval of the Securities and Exchange Commission, The Nasdaq Stock Market intends to phase out the OTC Bulletin Board, and replace it with the "Bulletin Board Exchange" or "BBX". As proposed, the BBX will include an electronic trading system to allow order negotiation and automatic execution. The Nasdaq Stock Market has indicated its belief that the BBX will bring increased speed and reliability to trade execution, as well as improve the overall transparency of the marketplace. Specific criteria for listing on the BBX has not yet been announced, and the BBX may provide for listing criteria which we do not meet. If the OTC Bulletin Board is phased out, and we do not meet the listing criteria established by the BBX, there may be no transparent market on which our securities may be included. In that event, investors may have difficulty buying and selling our securities and the market for our securities may be adversely affected.

FORWARD LOOKING STATEMENTS

         This prospectus contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as "anticipate," "estimate," "may," "will," "could," "expect," "project," "believe," "intend," "envision" and similar words or phrases which are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

         Our common stock is traded on the OTC Bulletin Board, under the symbol CCON. On October 18, 2002, we effectuated a 50 to 1 reverse stock split. The closing price of our common stock on December 12, 2002, as reported on the OTC Bulletin Board was $6.00. The following is the range of high and low closing prices (pre-reverse split) for our common stock for the periods indicated:

         PERIOD                                                                          HIGH          LOW
         ------                                                                          ----          ---
         January 1, 2001-March 31, 2001.........................................         $.04          $.02
         April 1, 2001-June 30, 2001............................................         $.03          $.02
         July 1, 2001-September 30, 2001........................................         $.03          $.02
         October 1, 2001-December 31, 2001......................................         $.03          $.03
         January 1, 2002-March 31, 2002.........................................         $.03          $.03
         April 1, 2002-June 30, 2002............................................         $.01          $.03
         July 1, 2002-September 30, 2002........................................         $.03          $.03

         As of November 26, 2002 there were approximately 200 holders of record of our common stock. We estimate that there are in excess of 300 shareholders of our common stock.

         Holders of our common stock are entitled to cash dividends when, as may be declared by the board of directors. We do not intend to pay any dividends in the foreseeable future and investors should not rely on an investment in us if they require dividend income. We intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy will be subject to the discretion of our board of directors and will be based upon future earnings, if any, our financial condition, capital requirements, general business conditions and other factors. There can be no assurance that cash dividends of any kind will ever be paid.

                                 USE OF PROCEEDS

         We will not receive any proceeds form the sale of shares by the selling security holders.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATION


GENERAL

         Management's discussion and analysis contains various forward looking statements. These statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as "may", "expect", "anticipate", "estimate" or "continue" or use of negative or other variations or comparable terminology.

         We caution that these statements are further qualified by important factors that could cause actual results to differ materially from those contained in the forward-looking statements, that these forward-looking statements are necessarily speculative, and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements.

OVERVIEW

         On November 26, 2002, a wholly owned subsidiary of our Company merged with and into IBID. Pursuant to the terms of the merger, IBID shareholders received an aggregate of 12,080,867 shares of our common stock and 68,553 shares of our preferred stock and we received a 100% wholly-owned interest in IBID. Subsequent to our merger, the holders of a newly issued class of preferred stock converted their shares into 2,242,194 shares of our common stock.

         Management's discussion and analysis presents both Care's historical operations and the historical operations of IBID (our newly acquired wholly owned subsidiary). The information below relating to the Care's historical operations may not be meaningful or helpful in relation to our operations as of November 2002.

         The following discussion and analysis should be read in conjunction with a discussion about risk factors and the consolidated financial statements, included elsewhere in this prospectus.

CARE RESULTS OF OPERATIONS YEAR ENDED DECEMBER 31, 2001 AS COMPARED TO YEAR ENDED DECEMBER 31, 2000 AND NINE MONTHS ENDED SEPTEMBER 30, 2002 AS COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2001

         No operating revenues were generated during the years ended December 31, 2001 and 2000. No operating revenues were generated during the nine months ended September30, 2002 and 2001.

         Operating expenses increased by $25,460 to $42,468 for the year ended December 31, 2001, compared to $17,008 for the year ended December 31, 2000. The increase in operating expenses resulted from additional professional fees incurred in 2001 as compared to 2000 as Care was in the process of completing its periodic filings with the SEC.

         Operating expenses decreased by $35,362 to $6,962 for the nine months ended September 30, 2002, compared to $42,324 for the nine months ended September 30, 2001. The decrease in operating expenses resulted from additional professional fees paid in 2001 as compared to 2002 as Care was in the process of complying with its periodic SEC filing requirements during 2001.

         Care had a net loss of $42,812 for the year ended December 31, 2001, compared to net income of $411,343 for the year ended December 31, 2000. The net income was the result of a gain from forgiveness of related party debt of $81,567 and an extraordinary gain from extinguishment of debt of $352,634. Care's net loss decreased to $7,856 for the nine months ended September 30, 2002, compared to $42,459 for the nine months ended September 30, 2001.

CARE LIQUIDITY AND CAPITAL RESOURCES

         At September 30, 2002, Care had cash and cash equivalents of $656. Care had a working capital deficiency of $40,627 as of December 31, 2001 and a working capital deficiency of $48,483 as of September 30, 2002. Care has obtained short term financing through a related party loan. As of September 30, 2002, the related party was owed $18,301, payable on demand. Effective at the merger date, the loan was forgiven.

IBID RESULTS OF OPERATIONS YEAR ENDED DECEMBER 31, 2001 AS COMPARED TO YEAR ENDED DECEMBER 31, 2000 AND NINE MONTHS ENDED SEPTEMBER 30, 2002 AS COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2001

         Revenues for the year ended December 31, 2001 were $272,492. Revenues consisted of auction items sold ($124,544) and sales of marketing agreements ($133,000). IBID had no revenues for the year ended December 31, 2000 as it began in business on February 2, 2001.

         Revenues for the nine months ended September 30, 2002 increased by $419,846 or 363.6% to $535,326 as compared to $115,480 for the nine months ended September 30, 2001. The increase in revenues was primarily due to an increase in sales of marketing agreements from $119,980 to $414,092. Marketing agreements provide IBID with marketers in areas in which IBID may expand its business. Our future plans do not include additional marketing agreements, since most metropolitan areas already have been covered.

         Selling, general and administrative expenses were $317,090 for the year ended December 31, 2001. These expenses principally consisted of costs associated with day to day operations of IBID. There were no expenses for the year ending December 31, 2000, as IBID commenced its operations in February 2002.

         Selling, general and administrative expenses increased by $228,124 to $460,994 for the nine months ended September 30, 2002 as compared to $232,870 for the nine months ended September 30, 2001. The increase is directly related to the growth and expansion of IBID's business.

         Compensation and related benefits were $237,467 for the year ended December 31, 2001, and $0 for the year ended December 31, 2000. Compensation and related benefits for the nine months ended September 30, 2002 increased by $40,930 to $189,500 from $148,570 in the nine months ended September 30, 2001. Compensation and related benefits principally consisted of management fees and contract labor.

         Net income (Loss) for the year ending December 31, 2001 was $(282,065). Net income (Loss) for the nine months ending September 30, 2002 was $(115,168) as compared to net income (loss) of $(265,960) for the nine months ended September 30, 2001.

IBID LIQUIDITY AND CAPITAL RESOURCES

         At September 30, 2002, IBID had cash and cash equivalents of $29,538 and total stockholders' equity of $5,637,135. IBID had a working capital deficit at September 30, 2002 of $150,701.

         Inventories at September 30, 2002 were $3,995,900, consisting of 79,918 pieces of cel art valued at $50 per piece.

         Since inception, IBID has financed its operations with a loan from third parties ($100,000). At September 30, 2002, the entire loan was outstanding, plus accrued interest of $15,267. On November 25, 2002, the entire loan plus accrued interest was converted into 115,267 shares of restricted common stock of the Company.

         Management believes that cash generated from IBID's operations will be adequate to support short term cash requirements for capital expenditures and maintenance of working capital for the next 12 months.

                                  OUR BUSINESS
OVERVIEW

         Care Concepts I, Inc. through its wholly owned subsidiary iBid America, Inc. is an online marketing, advertising and sales promotion company which combines the long established sales promotion techniques of discount coupons and promotional offers with the more recent development of Internet auctions. At our website, WWW.IBIDUSA.COM, consumers can bid to acquire gift certificates redeemable for such items as hotel accommodations, restaurant meals, concerts, golf courses, shopping experiences, and personal services provided by businesses. These businesses are local commercial establishments seeking to promote their business, introduce new products and services, generate consumer awareness, develop new customers and reward old customers with the ultimate goal of developing additional consumer visits to their establishments.

         The IBID auction site is localized to specific geographic areas - currently Central Florida and South Florida. The businesses utilizing IBID advertising and marketing services are generally local and national business establishments seeking to generate customer visits to their physical place of business rather than the sale of products by mail order, phone or Internet.

OUR BUSINESS MODEL

         We currently provide a marketing and advertising medium for Central and South Florida area businesses through direct interaction with our clients. The online auction site makes available an opportunity for individuals and retail customers to purchase products and services starting at 30% of retail price by using the Internet auction website. The winners of the auction will redeem the purchased gift certificate at the businesses physical location. In exchange for the gift certificates that the business clients provide IBID for auction, they gain exposure to potential customers interested in their products and services through the online auction process whether or not such persons actually bid on or win the auctions.

         IBID's business model included entering into marketing agreements on a nationwide basis through IBID's wholly-owned subsidiary, Ibid National, Inc. We have marketing agreements in all of the major metropolitan markets IBID targeted, which are in place to assist in the development of new markets. We have agreements in 96 metropolitan areas, at an average of $7,615 per agreement, with the price depending on factors such as the population density and residents' per capita income.

         We believe that we provide an efficient, economical and innovative marketing, advertising and sales promotion medium to clients for the following reasons:

         o LIMITED EXPENSE - The business clients pay for the advertising and sales promotion services provided to them through our online auctions by giving gift certificates to us in lieu of cash payment, which is usually required by other advertising media. Although the clients receive advertising and sales promotion benefits from every visitor who looks at its auction offering, only one person actually wins the gift certificate, so that the economic cost to the business is limited. We receive compensation from the money paid by the winning bidder for the auction.

         o COMMUNITY AFFINITY - To foster strong community affinity for the site, IBID has regionalized its auctions, beginning in the Central and South Florida markets. A consumer or bidder in Orlando can find offers from local restaurants and businesses in their area. A family planning a visit to Orlando can bid on a hotel package at a significant discount and even if they do not win the auction, they are introduced to a local hotel, which would be pleased to accommodate them with a discount coupon. IBID also encourages communication between its bidders (customers) and the Company, by offering easy access to email for questions and suggestions. A periodic newsletter is distributed by e-mail to every visitor who registers as a bidder with news and information about IBID and its business auctions. Also, every bidder, whether the winner of an auction or not, is rewarded with coupons that can be downloaded, printed, and used to further cement the values found in IBID's auctions.

OUR WEBSITE

         The website home page contains a site directory and direct links to the South Florida and to the Central Florida auction offerings. A geographic navigation section leads to a page for each area of the United States; this anticipates future growth of the auction areas beyond the two geographical areas currently covered. There is a large central area on the home page, which features six different auctions every day.

         A visitor is able to locate the specific auctions they are interested in each geographic region, which is generally categorized as "accommodations, attractions, charities, entertainment and nightlife, restaurants, shopping and services, and sports and adventure." By clicking on one of these categories, the visitor is given detailed information related to each ongoing auction in that category, including the description of the offering, the current bid, and the closing date of the auction.

         By clicking on the description of the auction, further information about the auction is presented including the specific terms and conditions of the offering. The bidder is also presented with useful information such as the retail value of the offering, the number of bids, the bid increment, time left to closing of the auction, minimum bid, highest current bid and time when the auction started. This page also serves as an advertising site for the business, which can include pictures, amenities of the business, additional special offers and discount coupons available without bidding and a link to the personal website of the business.

         In order to bid on an auction, each bidder must register with IBID by providing certain personal information, including credit card information for billing purposes, and selecting a user ID and password of their choice. The registrant must agree to IBID's user agreement, a full copy of the agreement is listed on the website. There is no registration cost. Additionally, IBID does not sell user information.

         In order to place a bid, the user provides their user ID, password and bid amount. They are then prompted to confirm their bid and their agreement to the auction terms and conditions. If the bid was entered incorrectly in any way, the bid is not accepted and the bidder can go back and correct the error. A bidder can increase or terminate his or her bid at any time prior to closing of the auction. At the conclusion of the bidding, the winning bidder's credit card account is charged for the amount of the winning bid and the certificate is mailed to the winner, which is then presented to the business when the winner claims the service or product.

         There is a member services section on the website where new members can register, member accounts can be changed or updated, members can review a summary of all their activities on the site including current auctions they are bidding on, closed auctions that they won and refund information, a password reminder, password change and our site's privacy statement. It sets forth the policy regarding use of the information that is gathered on the website.

         The website also offers discount coupons provided by the business clients, which are available to all the visitors to the site without requiring bidding or registering.

         To encourage frequent visits to the website users may obtain "bid bucks credit" once each day. A user who visits the home page each day receives up to $3 in "bid bucks" per month, which can be used to pay for auctions when they win.

STRATEGY

         Our principal objective is to become a leading Internet destination for consumers seeking discounts on products and services from local establishments and a key advertising and promotion vehicle for businesses seeking to generate customer visits to their place of business. To achieve these objectives, we are pursuing the following strategies:

         o        Capitalize on the inherent strengths of the online experience
                  - We expect to attract business clients that want us to focus their products and services on our online auction website knowing that the consumers using the site are highly motivated to receive theses items. The auctions are geographically separated and it is believed that the cost is considerably less than the standard form of distributing promotional offers such as newspapers, penny savers, direct mail, mass e-mailings and other mass media.

         o Expansion - We believe that by partnering with key people living in each metropolitan area we have targeted, we gain clear advantages for our expansion efforts. We have entered into marketing agreements throughout the Unites States. We do not intend to enter into marketing agreements in the future. We intend to expand our business into additional markets in the future, in which we have marketing agreements established.

         o Expand relationships with sponsors - We believe that the success of our business model depends on the steady supply of meaningful items to auction on the website. Our model is unique whereby business clients are not required to pay cash for our auction services, but only provide the services or products offered for auction on the site. This concept will be compelling not only to large multi-outlet operators such as hotel and restaurant chains but also to local mom-and-pop operations.

         o Develop and implement advertising and promotion strategies to drive traffic to the Internet auction site - We intend to drive traffic to our online auction site through a variety of promotions and activities:

                           E-mail campaign - We send between 50,000 and 100,000 emails every day, all over the world, inviting people to visit our site. A periodic newsletter is also e-mailed to registered bidders, informing them of upcoming auctions and events.

                           Publicity and advertising- Our sales representatives are encouraged to attend local community events and distribute `Bid Bucks' at these events, which can be used to pay for auctions won. We also provide discount coupons on the site. A visitor to the site can download and print these coupons for discounts provided by IBID's clients, which can be used at their establishments.

                           Public Relations - We believe that newsworthy publicity angles are contained in our mission, especially concerning our charity auction program. We are always seeking local media coverage for its business.

ACQUISITION OF PRODUCTS AND SERVICES FOR AUCTION

         We require advertising clients to commit to a one-year contract, which provides us with products and services for our regular auctions. The advertiser commits to a retail dollar amount in merchandise or services per week for 52 weeks, for instance, a lodging package in a hotel for a 3 day 2 night stay might be worth $250 retail, or a $50 retail restaurant certificate, a round of golf for 2 worth $180. When a contract is signed, we create the auction and advertising for the advertiser, including the development of sales banners and links to the advertisers' websites. Part of the contract between the advertising client and IBID is a requirement that all business clients donate an additional 2 weeks of auction products or services to be used in conjunction with our charity program. The advertising client will receive additional exposure and marketing awareness when the items are actually auctioned or used for the benefit of a charity (explained below).

         All auctions begin at 70% percent below the suggested retail value determined by the business client, so a lodging package valued at $200 would begin bidding at $60. The duration of an auction may vary, but is usually 5, 7 or 10 days. The business client is encouraged to offer other promotional offers to all visitors to the Website such as discount coupons or a free item with a purchase, such as dessert with the purchase of a restaurant meal.

         An essential element to the ultimate success of the business model is the availability of sufficient products and service items provided by its business clients to attract bidders and potential bidders to our online auction site. We believe that our "no cash required" advertising program can be compelling to clients and potential business advertisers. However, it generally requires a well-prepared presentation and good salesmanship to acquire new clients for the site.

MARKETING AGREEMENTS

               IBID recognizes the need for key sales people to successfully implement the business plan. Sharing the IBID story, and explaining to client the benefits of using our services are critical to our success. We believe seeking and partnering with people in the metropolitan areas we have targeted is the most advantageous avenue to market our services. We have entered into marketing agreements in 96 key metropolitan areas. As we expand into these areas, our marketing partners, already members of their communities, develop these areas through presentations to clients, by hiring other sales people who work for the marketer and represent us, by participating in charity events, and by functioning as company representatives and ambassadors toward prospective bidders and clients. In return, marketing partners contract for specific territories, and are paid a 1 1/2% override on all auctions sold in that territory, including national accounts that may be handled at the corporate level. All of our marketing agreements expire on December 31, 2006. We do not intend to enter into additional marketing agreements in the future, but will expand our business by developing those areas in which we already have marketing agreements in place.

CHARITY AUCTION PROGRAMS

         A key element of our strategy is to promote the website to both clients and bidders through the auctions conducted on the website for the benefit of local charities. Although limited net revenue is generated from the charity auctions, they are an important aspect in the development of commercial clients and bidders for the regular auctions. Charities receive between 95% and 100% of the revenues from the charity auctions. The only charge is for credit card processing fees, which is up to 5% for providing the auction.

         Many charities and other institutions such as hospitals and alumni organizations run live and silent auctions in conjunction with their fundraisers, such as benefit dinners, banquets, dances and award functions. The products and services that are auctioned come from individuals and businesses that are donated to support the charity's fund raising activities. We offer to conduct auctions for many of the items donated to the charity on its website. The auctions are conducted in the same manner as our commercial auctions. This enables the charity to reach a larger pool of potential bidders beyond those attending its event. In promoting its own fund-raising event, the charity also promotes its auction on the IBID website, which hopefully will generate additional traffic to the website. Local media such as radio stations, newspapers, and TV stations, which donate time to promote the charity's event, are encouraged to mention the charity auction on the IBID website. Additionally, all bidders that enter the Charitable Organization area of auctions on the auction website will be automatically redirected to the local area main page of retail auctions once they have reviewed and/or bid on the charitable auctions.

         We believe that our charity auctions create awareness and support for our regular auctions from both clients consumers. We have developed relationships and marketing initiatives with several charity organizations and plan to expand such relationships with other national and local nonprofit organizations.

ANIMATION CARTOON ART PROGRAM

         At December 12, 2002, we owned 79,702 pieces of animated cartoon production cel art with an option to purchase an additional 80,000 pieces at $50.00 per cel, delivered to us with a certificate of authenticity. The cel art consists of nine original cartoon series from Columbia Studios, including She-Ra, Back to the Future, Original Ghostbusters, Star Wars E-Woks, He-Man, Shelly Duval Bedtime Stories, Beethoven, Flash Gordon and Brave Starr. This cel art is used as promotional material in conjunction with our charity program. The purpose of acquiring the cel art is to have an item of perceived value that can be used as an inducement for charitable organizations to participate in our auctions. Our goal is to build traffic to the website and to bring more bidders to our www.ibidusa.com Internet auctions from the large number of individuals that are associated with charitable organizations.

         The IBID program encourages each charity to ask their corporate sponsors and contributors to purchase from 50 to 100 original cartoon cel art production units for $75.00 to $150.00 per cel. The supporters will then be asked to donate back to the charitable organization their cel art, which will then be auctioned on the website with all proceeds going to the charity in the form of a donation. Although each original production cartoon art cel is carried on our books at the lower of cost or market ($50.00), each generally auctions for between $150.00 and $300.00 or more, creating for the winning bidder a tax deduction for the market value amount.

TECHNOLOGY

         We utilize custom software that makes extensive use of relational database technology to implement its online auction site. The system is deployed on a network of Windows NT and UNIX servers. We have also developed multiple proprietary internal support systems to facilitate bidding, support customer service and manage site content with minimum human intervention. Credit card transactions are automatically verified and cleared through PaymentNet.

SECURITY

         Our computer network architecture employs commercial firewall software that has been designed to protect the system from unauthorized access. Electronic transactions between Web browsers and the online store and between the store and the credit card processor are encrypted and transmitted with Secure Socket Layer, or SSL, to ensure the security of customer information. Sensitive information is encrypted in the database and stored on a secure sub-network with controlled access from both internal and external sources.

         A critical issue for the success of online commerce is maintaining the integrity of information, particularly the security of information such as credit card numbers. We believe that our security system currently in place is satisfactory to protect us against reasonable risks.

         To deter the theft of credit card numbers residing in its system, IBID had secure fire walls installed in its computer hardware, and all credit card numbers are encrypted in its system until they are required to use them - firewalls are designed to protect the system against hacker break-ins. Moreover, anyone who successfully breaks into the system will find nothing but encrypted codes that would be extremely difficult to decipher.

INTELLECTUAL PROPERTY

         We rely on a combination of copyright and trademark laws, trade secret protections, and confidentiality and non-disclosure agreements, as well as other contractual provisions to establish and protect our proprietary rights and intellectual property. We currently have a patent pending on our business systems. However, we do not believe that our success is dependent upon proprietary technology since there are numerous auction sites operating on the Internet and there is little barrier to entry for the establishment of an Internet auction site.

COMPETITION

         Although we are not aware of any other Internet auction site which provides auctions of promotional offers from local merchants similar to those conducted by our subsidiary, the Internet is characterized by ease of entry and there can be no assurance that competitors will not seek to copy the business model or introduce enhancements. We also compete against a wide variety of other media available for advertising and sales promotion activities, including newspapers, magazines, penny savers, direct mail, radio, television, handouts, a merchant's own Internet site, other forms of Internet advertising such as banner ads and broadcast e-mail. We compete for the attention of Internet users against the content of all other sites available on the Internet, particularly the many other online auction sites, including E-bay's consumer-to-consumer auction items, other uses of their leisure time as well as promotional offers made by merchants using the other media listed above. We also compete for the services of sales representatives who have the skills to present the features of the company's business model to potential business advertisers in order to obtain a continuous supply of promotional offers for auction on the IBID website.

GOVERNMENTAL REGULATION

         Although the Internet has grown rapidly without a substantial amount of governmental regulation other than that to which every business organization is generally subject, there can be no assurance that this will continue to be the case. Due to the increasing popularity and use of the Internet, it is likely that a number of laws and regulations will be adopted with respect to the Internet. Those most likely to cover our business activities relate to privacy, taxation and information security. The offering of discounts and promotions by our business clients may be subject to various trade regulation regulations to which all businesses are subject. In addition, numerous states, including the State of Florida where it is located, have regulations regarding the manner in which auctions are conducted and the liability of auctioneers in conducting such auctions. It is unclear whether these regulations govern the Internet auctions. To date we have not received any complaints or inquiries from any governmental agencies concerning the operation of our business and we believe our company will be able to accommodate our operations to any future regulations.

EMPLOYEES

         At November 26, 2002, we had 9 full time employees, including: 2 in marketing and customer service; 1 in sales; 2 in information technologies; 2 in administrative positions; and 2 in management. None of our employees are represented by a labor union, nor governed by any collective bargaining agreements. We consider relations with our employees as satisfactory.

LITIGATION

         We are not a party to any litigation and management has no knowledge of any threatening or pending litigation.

FACILITIES

         Our executive offices are located at 760 E. McNab Road, Pompano Beach, Florida 33060. The 7,500 square feet of office space is leased on a month to month basis at a rent of $6,835 per month. This space is adequate to maintain our current and future operations.

                                   MANAGEMENT

         Effective with the closing of our merger with IBID, our directors and executive officers are as follows:

              Name                       Age           Position

            Steve Markley                56            Chief Executive Officer, Principal Financial
                                                       Officer, Secretary, Director

            Gary Spaniak Jr.             37            President, Director

            Steve Robinson               53            Director


         STEVE MARKLEY, Chief Executive Officer, Principal Financial Officer, Secretary and Director. Since February 15, 2001, Mr. Markley has served as Chief Executive Officer, and since August 2002 he has served as Principal Financial Officer and Secretary for IBID. From 1997 through January 2001, Mr. Markley was President and CEO of Value Dining Incorporated, a franchise restaurant company in Southeast Florida doing business as Golden Corral Buffet and Grill.

         GARY SPANIAK JR, President and Director. Since February 15, 2001, Mr. Spaniak has served as President and as a member of the Board of Directors of IBID. From 1998 until his position with IBID, Mr. Spaniak was the Director of Site Acquisitions for Retail Site Development, Inc., a commercial real estate acquisition company that negotiates build-to-suit locations for retail establishments across the U.S. From 1997 until 1998, Mr. Spaniak was a marketing consultant in Florida for AutoNation USA, an automobile sales franchise company.

         STEVEN ROBINSON, Director. Since January 2001, Mr. Robinson has served as a Director of IBID. He is the President and CEO of WorldChem, a chemical manufacturing and marketing company located in Orlando FL, a position he has held since founding the company in January 1998. From October 1996 to January 1998 he served as Executive Vice President and was a co-founder of American Access Technologies, Inc., a public company that manufactures zone cabling enclosures for fiber optic, wireless and data networks systems. He also served as an Executive Vice President of IBID from January 2001 through May 2001.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth the total compensation paid to our Chief Executive Officer for the last two fiscal years. The compensation below was paid by IBID and excludes all securities issued to our Chief Executive Officer, including shares of common stock issued upon the exchange of IBID shares for Care shares pursuant to the merger.

       ------------------------- --------------- ------------------ --------------------- ----------------
       Name and Position         Year            Total Income       Other Annual Bonus    Other Annual
                                                                                          Compensation
       ------------------------- --------------- ------------------ --------------------- ----------------
       Steve Markley             2001            $7,583                        -0-             -0-
       Chief Executive Ofc.
       ------------------------- --------------- ------------------ --------------------- ----------------
       Steve Markley             2000             $   0                         -0-             -0-
       Chief Executive Ofc.
       ------------------------- --------------- ------------------ --------------------- ----------------

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR
(Individual Grants)

         The following information sets forth the individual grants of stock options and freestanding SARs to our Chief Executive Officer in the last fiscal year.

         ------------------- -------------------------- ----------------------------- ----------- -----------------
         Name                Number of Securities       Percent of Total              Exercise    Expiration Date
                             Underlying Options/SARs    Options/SARs Granted to       Price
                             Granted                    Employees in Fiscal Year
         ------------------- -------------------------- ----------------------------- ----------- -----------------
         Steve Markley, CEO           -0-                        -0-
         ------------------- -------------------------- ----------------------------- ----------- -----------------

              AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR
                          and FY-END OPTIONS/SAR VALUES

         The following table sets forth the number of stock options and freestanding SARs exercised by our Chief Executive Officer in the above table during the last completed fiscal year.

     ------------------- ----------------- ---------- ------------------------------ --------------------------------
     Name                Shares Acquired   Value      Number of Unexercised          Value of Unexercised
                         On Exercise       Realized   Securities Underlying          In-The-Money Options/SARs At
                                                      Options/SARs at FY-End         FY-End
     ------------------- ----------------- ---------- ------------------------------ --------------------------------
     Steve Markley, CEO       -0-             -0-               -0-                            -0-
     ------------------- ----------------- ---------- ------------------------------ --------------------------------

DIRECTOR COMPENSATION

         Directors are not paid for meetings attended at our corporate headquarters nor for telephonic meetings. All travel and lodging expenses associated with directors' meeting(s) are reimbursed by the company.

EMPLOYMENT AGREEMENTS

         The Company currently has no written employment agreements with any officers or employees and no agreements are planned for the immediate future.

INDEMNIFICATION

         Our certificate of incorporation, as amended, provides that we must, to the fullest extent permitted by the Delaware General Corporation Law, indemnify all persons whom our company has the power to indemnify from and against all expenses, liabilities or other matters. Our by-laws further provide that we shall indemnify our directors, officers, employees and agents to the fullest extent permitted by Delaware law. The indemnification provided in the by-laws is expressly deemed to not be exclusive of any other rights to which a person seeking indemnification may otherwise be entitled. The company's indemnification obligation applies where the party to be indemnified acted in good faith and in a manner such party reasonably believed to be in, or not opposed to, our best interests.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                              CERTAIN TRANSACTIONS

         We currently lease our executive offices from an affiliate of our president. We rent these facilities for approximately $6,835 per month on a month to month basis. We believe the terms of this lease have been made on terms no less favorable to us then we might receive from unaffiliated third parties.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

            The following table sets forth, as of the date of this prospectus, the beneficial ownership of our common stock, based upon 15,077,158 shares outstanding, by:

         o the only persons who own of record or are known to own, beneficially, more than 5% of the company's common stock;

         o        each director and executive officer of the company; and

         o        all directors and officers as a group.

         Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting or investment power with respect to securities, and includes any securities, which the person has the right to acquire within 60 days after the date of this prospectus. Except as otherwise specifically set forth herein, the following tables give no effect to the conversion of our preferred shares.

NAME AND ADDRESS                        NUMBER OF SHARES         PERCENT

Steve Markley, Director and Chief           1,362,500              9.0%
Executive Officer
934 N. University Dr. #202
Coral Springs, FL 33071

Gary Spaniak Jr., Director and              2,003,667             13.3%
President
Executive Officer
934 N. University Dr. #202
Coral Springs, FL 33071

Steven Robinson, Director                     625,000              4.2%
1401 Horizon Ct.
Orlando, FL 32809

Officers and Directors as a Group (3        3,991,167             26.5%
persons)

                            DESCRIPTION OF SECURITIES

COMMON STOCK

         We are authorized to issue 30,000,000 shares of common stock with $.001 par value. As of the date of this prospectus there were 15,077,158 shares of common stock outstanding. The holders of the common stock are entitled to one vote per each share held and have the sole right and power to vote on all matters on which a vote of stockholders is taken. Voting rights are non-cumulative. The holders of shares of common stock are entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefore and to share pro-rata in any distribution to stockholders. The company anticipates that any earnings will be retained for use in its business for the foreseeable future. Upon liquidation, dissolution, or winding up of the company, the holders of the common stock are entitled to receive the net assets held by the company after distributions to the creditors. The holders of common stock do not have any preemptive right to subscribe for or purchase any shares of any class of stock. The outstanding shares of common stock are not subject to call or redemption and are fully paid and non-assessable.

PREFERRED STOCK

         We are authorized to issue up to 5,000,000 shares of preferred stock, with rights and designations as determined by our board of directors. We currently have designated three series of preferred stock. Subsequent to our merger, the holders of Series A preferred stock converted their shares into 2,242,194 shares of our common stock. The remaining two series of preferred stock issued and outstanding are as follows:

         10,000 shares of Preferred Stock are designated as Series B Convertible Preferred Stock, $100 stated value per share, with 1,131 Series B preferred shares outstanding, convertible into 113,107 shares of common stock. Series B is convertible five years after issuance, or at the option of the holder beforehand, at 80% of the average closing price of the stock for the 10 trading days prior to conversion (but in no event shall the conversion price be below $1.00 per share). Dividends accumulate at $8.00 per share annually, payable in cash or in Series B Preferred Stock at the company's option.

         45,000 shares of Preferred Stock are designated as Series C Convertible Preferred Stock, $100 stated value per share, with 40,000 Series C Preferred Stock currently outstanding, convertible into up to 1,000,000 shares of common stock. Series C is convertible five years after issuance, or at the option of the holder beforehand, at 80% of the average closing price of the stock for the 10 trading days prior to conversion. No dividends are paid or accrued.

TRANSFER AGENT

The transfer agent for our shares of common stock is Executive Register and Transfer Agency, Inc. located at 3118 West Thomas Road, Suite 707, Phoenix, Arizona 85017.

REPORTS TO SECURITY HOLDERS

We intend to furnish our security holders with annual reports containing audited financial statements. We may disseminate such other unaudited interim reports to security holders as we deem appropriate.

                            SELLING SECURITY HOLDERS

         This prospectus relates to the registration of 4,953,694 shares of our common stock held by certain selling security holders. We will not receive any proceeds from the sale of the shares by the selling shareholders. The selling shareholders may resell the shares they acquire by means of this prospectus from time to time in the public market. The costs of registering the shares offered by the selling shareholders are being paid by us. The selling shareholders will pay all other costs of the sale of the shares offered by them.

         The following table sets forth the name of the selling shareholders, the number of common shares that may be offered by the selling shareholders and the number of common shares to be owned by the selling shareholders prior to the offering.

         The table below sets forth information as of November 27, 2002. The percentage calculations for the selling shareholders do not include any common shares issuable upon the exercise of any currently outstanding warrants, options or other rights to acquire common shares, other than those that the selling shareholders beneficially own.

                                             Common Shares                     Common Shares
                                        Owned Prior to Offering          Offered in the Offering
Name of Shareholder                     Number       Percentage          Number        Percentage
-------------------                     ------       ----------          ------        ----------
William J. Filerino                       16,000          *               16,000           *
Louis A. Pistilli                         16,000          *               16,000           *
Charles J. McMullin                       20,000          *               20,000           *
Joseph DiStaulo                           16,000          *               16,000           *
Louise C. Stiloski                        40,000          *               40,000           *
John J. Villa                            120,000          *              120,000           *
Charles Trapp                            387,000          2.6%           387,000           2.6%
Jack D. Kelley                           117,494          *              117,494           *
Brian J. Kelley                           89,229          *               89,229           *
Derold J. Kelley                          32,560          *               32,560           *
Earnest Mathis                           124,704          *              124,704           *
Gary A. Agron                            124,704          *              124,704           *
Gary Spaniak, Sr.                        738,000          4.89%          525,000           3.5%
Bobby Story                              737,000          4.89%          475,000           3.2%
Steve Markey                           1,362,500          9.0%           700,000           4.6%
Gary Spaniak, Jr.                      2,003,667         13.3%           700,000           4.6%
James Ferrell                            300,000          2.0%           300,000           2.0%
Salvatore Puccio                         285,249          1.9%           285,249           1.9%
357 Corporation(1)                       343,078          2.3%           343,078           2.3%
45 Corporation(2)                        471,673          3.1%           471,673           3.1%
Adorno & Yoss, P.A.                       50,000                          50,000
                                          ------                          ------

Totals                                 7,427,858                       4,953,691

--------------------------
*less than 1%
(1) Beneficial owner is Sal Spilotros.
(2) Beneficial owner is George Kachmarik.

                              PLAN OF DISTRIBUTION

The shares of common stock owned, or which may be acquired, by the selling shareholders may be offered and sold by means of this prospectus from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. These shares may be sold by one or more of the following methods, without limitation:

         o a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

         o face-to-face transactions between sellers and purchasers without a broker/dealer.

         In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated.

         The selling shareholders and any broker/dealers who act in connection with the sale of the shares hereunder may be deemed to be "underwriters" within the meaning of section 2(11) of the Securities Acts of 1933, and any commissions received by them and profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. We have agreed to indemnify the selling shareholders, and any securities broker/dealers who may be deemed to be underwriters against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

         We have advised the selling shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act. We have also advised each selling shareholder that in the event of a "distribution" of the shares owned by the selling shareholder, such selling shareholder, any "affiliated purchasers", and any broker/dealer or other person who participates in such distribution, may be subject to Rule 102 under the Securities Exchange Act of 1934 until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". We have also advised the selling shareholders that Rule 101 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

         We do not intend to distribute or deliver the prospectus by means other than by hand or mail.

                         SHARES ELIGIBLE FOR FUTURE SALE

         As of November 27, 2002, we have 15,077,158 shares of common stock issued and outstanding. This does not include shares that may be issued upon the conversion of our preferred shares Series B and C.

         We cannot predict the effect, if any, that market sales of common stock or the availability of these shares for sale will have on the market price of our shares from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market could negatively damage and affect market prices for our common stock and could damage our ability to raise capital through the sale of our equity securities.

                                  LEGAL MATTERS

Adorno & Yoss, P.A., Fort Lauderdale, Florida has given its opinion as attorneys-at-law that the common stock, when issued pursuant to the terms hereof, will be fully paid and non-assessable. Adorno & Yoss, P.A., Fort Lauderdale, Florida has passed on the validity of the securities being issued but purchasers of the securities offered by this prospectus should not rely on Adorno & Yoss, P.A., Fort Lauderdale, Florida with respect to any other matters. Members of Adorno & Yoss, P.A. own 50,000 shares of our common stock.

                                     EXPERTS

         The financial statements of Care, for the years ended December 31, 2000 and December 31, 2001, included in this prospectus, have been audited by Angell & Deering, independent certified public accountants, in reliance upon their report given upon their authority as experts in auditing and accounting.

         The financial statements of IBID, for the year ended December 31, 2001, included in this prospectus, have been audited by William J. Hadaway, P.A., independent certified public accountants, in reliance upon their report given upon their authority as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

         We have filed with the SEC the registration statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement, and these statements are qualified in their entirety by reference to the contract or document.

         The registration statement, including all exhibits, may be inspected without charge at the SEC's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549, and at the SEC's regional offices located at the Woolworth Building, 233 Broadway, New York, New York 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials may also be obtained from the SEC's Public Reference at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549, upon the payment of prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

         The registration statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering, Analysis and Retrieval system, and are publicly available through the SEC's Web site located at HTTP://WWW.SEC.GOV.

                              CARE CONCEPTS I, INC.

                      PROFORMA CONSOLIDATED BALANCE SHEETS

                               SEPTEMBER 30, 2002
                                   (Unaudited)

                                                                                     Pro Forma
                                                    Care         Ibid America, Inc. Adjustments
                                                Concepts I, Inc.   Consolidated        and
                                                   09/30/02         9/30/2002      Eliminations       Pro Forma
                                                   --------         ---------      ------------       ---------
                     ASSETS

Current Assets:
   Cash and cash equivalents                     $        164     $      3,020     $       --       $      3,184
   Accounts receivable                                   --              6,600             --              6,600
   Credit cards receivable                               --              1,830             --              1,830
                                                 ------------     ------------     ------------     ------------

      Total Current Assets                                164           11,450             --             11,614

Property & equipment-net                                 --          1,682,387             --          1,682,387
Patent costs                                             --             12,500             --             12,500
Due from stockholders                                    --              3,526             --              3,526
Auction content inventory                                --          3,995,900             --          3,995,900
                                                 ------------     ------------     ------------     ------------

         Total Assets                            $        164     $  5,705,763     $       --       $  5,705,927
                                                 ============     ============     ============     ============

 LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
   Accounts payable                              $     30,346     $     18,020     $       --       $     48,366
   Due to stockholders                                   --             19,996             --             19,996
   Notes payable                                       17,063          100,000             --            117,063
   Accrued interest payable                             1,238           15,267             --             16,505
   Advance franchise fee                                 --             19,000             --             19,000
                                                 ------------     ------------     ------------     ------------

      Total Current Liabilities                        48,647          172,283             --            220,930
                                                 ------------     ------------     ------------     ------------

Deferred Income                                          --             12,178             --             12,178
                                                 ------------     ------------     ------------     ------------

Stockholders' Equity:
   Preferred A                                           --               --               --               --
   Preferred B                                           --               --               --               --
   Preferred C                                           --               --               --               --
   Common stock                                           600            1,091             --              1,691
   Paid-in-capital                                  6,931,214        5,917,443           67,568       12,916,225
   Contributed Capital                                 67,568             --            (67,568)            --
   Retained earnings during development stage         360,675             --           (360,675)            --
   Deficit in retained earnings                    (7,408,540)        (397,232)         360,675       (7,445,097)
                                                  ------------     ------------     ------------     ------------

 Total Stockholders' Equity                           (48,483)       5,521,302             --          5,472,819
                                                  ------------     ------------     ------------     ------------

 Total Liabilities & Stockholders' Equity         $        164     $  5,705,763     $       --       $  5,705,927
                                                  ============     ============     ============     ============

     See accompanying notes to proforma consolidated financial statements.

                              CARE CONCEPTS I, INC.

                      PROFORMA CONSOLIDATED BALANCE SHEETS

                                DECEMBER 31, 2001
                                   (Unaudited)


                                                                                     Pro Forma
                                                     Care       Ibid America, Inc.  Adjustments
                                                Concepts I, Inc.  Consolidated          and
                                                  12/31/2001       12/31/2001      Eliminations        Pro Forma
                                                  ----------       ----------      ------------        ---------
                    ASSETS

Current Assets:
   Cash and cash equivalents                     $        656     $     29,538     $       --       $     30,194
   Credit cards receivable                               --              1,238             --              1,238
                                                 ------------     ------------     ------------     ------------

      Total Current Assets                                656           30,776             --             31,432

Property & equipment-net                                 --          1,784,340             --          1,784,340
Patent costs                                             --             12,500             --             12,500
Due from stockholders                                    --              4,199             --              4,199
Auction content inventory                                --          4,000,000             --          4,000,000
                                                 ------------     ------------     ------------     ------------

         Total Assets                            $        656     $  5,831,815     $       --       $  5,832,471
                                                 ============     ============     ============     ============


 LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
   Accounts payable                              $     29,476     $     16,417     $       --       $     45,893
   Due to stockholders                                   --             37,293             --             37,293
   Notes payable                                       11,463          100,000             --            111,463
   Accrued interest payable                               344            7,767             --              8,111
   Advance franchise fee                                 --             20,000             --             20,000
                                                 ------------     ------------     ------------     ------------

      Total Current Liabilities                        41,283          181,477             --            222,760
                                                 ------------     ------------     ------------     ------------

Deferred Income                                          --             13,203             --             13,203
                                                 ------------     ------------     ------------     ------------

Stockholders' Equity:
   Preferred A                                           --               --               --               --
   Preferred B                                           --               --               --               --
   Preferred C                                           --               --               --               --
   Common stock                                           600            4,527             --              5,127
   Paid-in-capital                                  6,931,214        5,914,673           67,568       12,913,455
   Contributed Capital                                 67,568             --            (67,568)            --
   Retained Earnings during development stage         368,531             --           (368,531)            --
   Deficit in retained earnings                    (7,408,540)        (282,065)         368,531       (7,322,074)
                                                 ------------     ------------     ------------     ------------

 Total Stockholders' Equity                           (40,627)       5,637,135             --          5,596,508
                                                 ------------     ------------     ------------     ------------

 Total Liabilities & Stockholders' Equity        $        656     $  5,831,815     $       --       $  5,832,471
                                                 ============     ============     ============     ============

     See accompanying notes to proforma consolidated financial statements.

                              CARE CONCEPTS I, INC.

                 PROFORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                      NINE MONTHS ENDED SEPTEMBER 30, 2002
                                   (Unaudited)


                                                                                         Pro Forma
                                                       Care        Ibid America, Inc.    Adjustments
                                                 Concepts I, Inc.    Consolidated           and
                                                     09/30/02          09/30/02         Eliminations        Pro Forma
                                                     --------          --------         ------------        ---------

Net Sales:
   Sales auctions                                   $    --            $ 119,980          $    --           $ 119,980
   License sales                                         --              414,092               --             414,092
   Sales:other                                           --                1,254               --               1,254
                                                    ---------          ---------          ---------         ---------

     Total Sales                                         --              535,326               --             535,326
                                                    ---------          ---------          ---------         ---------

Cost and Expenses:
   Selling, general and administrative                  6,962            460,994               --             467,956
   Compensation and related benefits                     --              189,500               --             189,500
                                                    ---------          ---------          ---------         ---------

      Total Costs and Expenses                          6,962            650,494               --             657,456
                                                    ---------          ---------          ---------         ---------

         Loss from Operations                          (6,962)          (115,168)              --            (122,130)
                                                    ---------          ---------          ---------         ---------

Other Income (Expense):
   Interest Expense                                      (894)              --                 --                (894)
                                                    ---------          ---------          ---------         ---------

      Total Other Income (Expense)                       (894)              --                 --                (894)
                                                    ---------          ---------          ---------         ---------

         Net Loss                                   $  (7,856)         $(115,168)         $    --           $(123,024)
                                                    =========          =========          =========         =========

Basic and Diluted Net Loss Per Common Share                                                                 $    --
                                                                                                            =========

     See accompanying notes to proforma consolidated financial statements.

                              CARE CONCEPTS I, INC.

                 PROFORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 2001
                                   (Unaudited)


                                                                   Ibid America, Inc.    Pro Forma
                                                    Care              Consolidated      Adjustments
                                                 Concepts I, Inc.    From inception         and
                                                    12/31/01      02/01/01-12/31/2001   Eliminations        Pro Forma
                                                    --------      -------------------   ------------        ---------

Net Sales:
   Sales auctions                                   $    --            $ 124,544          $    --           $ 124,544
   License sales                                         --              133,000               --             133,000
   Sales:other                                           --               14,948               --              14,948
                                                    ---------          ---------          ---------         ---------

     Total Sales                                         --              272,492               --             272,492
                                                    ---------          ---------          ---------         ---------

Cost and Expenses:
   Selling, general and administrative                 42,468            317,090               --             359,558
   Compensation and related benefits                     --              237,467               --             237,467
                                                    ---------          ---------          ---------         ---------

      Total Costs and Expenses                         42,468            554,557               --             597,025
                                                    ---------          ---------          ---------         ---------

         Loss from Operations                         (42,468)          (282,065)              --            (324,533)
                                                    ---------          ---------          ---------         ---------

Other Income (Expense):
   Interest Expense                                      (344)              --                 --                (344)
                                                    ---------          ---------          ---------         ---------

      Total Other Income (Expense)                       (344)              --                 --                (344)
                                                    ---------          ---------          ---------         ---------

         Net Loss                                   $ (42,812)         $(282,065)         $    --           $(324,877)
                                                    =========          =========          =========         =========

Basic and Diluted Net Loss Per Common Share                                                                 $    --
                                                                                                            =========

     See accompanying notes to proforma consolidated financial statements.

                              CARE CONCEPTS I, INC.

                 PROFORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 2000
                                   (Unaudited)


                                                                                         Pro Forma
                                                      Care         Ibid America, Inc.   Adjustments
                                                 Concepts I, Inc.    Consolidated          and
                                                     12/31/00          12/31/00        Eliminations       Pro Forma
                                                     --------          --------        ------------       ---------

Net Sales:
   Sales auctions                                   $    --            $    --           $    --           $    --
   License sales                                         --                 --                --                --
   Sales:other                                           --                 --                --                --
                                                    ---------          ---------         ---------         ---------

     Total Sales                                         --                 --                --                --
                                                    ---------          ---------         ---------         ---------

Cost and Expenses:
   Selling, general and administrative                 17,008               --                --              17,008
   Compensation and related benefits                     --                 --                --                --
                                                    ---------          ---------         ---------         ---------

      Total Costs and Expenses                         17,008               --                --              17,008
                                                    ---------          ---------         ---------         ---------

         Loss from Operations                         (17,008)              --                --             (17,008)
                                                    ---------          ---------         ---------         ---------

Other Income (Expense):
   Interest Expense                                    (5,850)              --                --              (5,850)
   Gain forgiveness of related party debt              81,567               --                --              81,567
   Gain from extinguishment of debt                   352,634               --                --             352,634
                                                    ---------          ---------         ---------         ---------

      Total Other Income (Expense)                    428,351               --                --             428,351
                                                    ---------          ---------         ---------         ---------

          Net Income                                $ 411,343          $    --           $    --           $ 411,343
                                                    =========          =========         =========         =========


Basic and Diluted Net Loss Per Common Share                                                                $    7.15
                                                                                                           =========

     See accompanying notes to proforma consolidated financial statements.

                              CARE CONCEPTS I, INC.

                               NOTES TO PRO FORMA

                        CONSOLIDATED FINANCIAL STATEMENTS



The unaudited pro forma consolidated financial statements are based on the historical financial statements of Care Concepts I, Inc. and Ibid America, Inc. as of and for the periods ended December 31, 2000, 2001 and September 30, 2002. The pro forma financial statements reflect the merger of Ibid America, Inc. with a wholly owned subsidiary of Care Concepts I, Inc. All Ibid America, Inc. shares of common stock were converted to shares of Care Concepts I, Inc. common stock on November 25, 2002.

PRO FORMA ADJUSTMENTS

         There were no inter-company balances or transactions for the periods covered in the pro forma consolidated statements.

EARNINGS (LOSS) PER SHARE

         Basic and diluted earnings (loss) per common share have been computed based upon the weighted average number of shares of common stock outstanding during the periods.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Care Concepts I, Inc.


We have audited the accompanying balance sheet of Care Concepts I, Inc. (formerly Care Concepts, Inc.) ( a development stage Company) as of December 31, 2001, and the related statements of operations, changes in stockholders' equity (deficit) and cash flows for the years ended December 31, 2001 and 2000 and for the cumulative period from January 1, 2000 to December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Care Concepts I, Inc. as of December 31, 2001, and the results of its operations and its cash flows for the years ended December 31, 2001 and 2000 and for the cumulative period from January 1, 2000 to December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company incurred a net loss of $42,812 during the year ended December 31, 2001, and, as of that date had a working capital deficiency and stockholders' deficit of $40,627. As discussed in Note 1 to the financial statements, the Company's operating losses and working capital deficiency raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/  Angell & Deering
----------------------------------
     Angell & Deering
     Certified Public Accountants

Denver, Colorado
January 10, 2002, except
for Note 8 as to which the
Date is November 26, 2002

                  CARE CONCEPTS I, INC.
              (formally Care Concepts, Inc.)
              (A Development Stage Company)
                      BALANCE SHEETS



                                                                                          9/30/2002
                                                                      12/31/01           (Unaudited)
                                                                      --------           -----------

                                     ASSETS

Current Assets:
   Cash and cash equivalents                                        $       656          $       164
                                                                    -----------          -----------

         Total Assets                                               $       656          $       164
                                                                    ===========          ===========


                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
   Accounts payable:
       Trade                                                        $       450          $     1,320
       Related parties                                                   29,026               29,026
   Notes payable-related parties                                         11,463               17,063
   Accrued interest-related parties                                         344                1,238
                                                                    -----------          -----------

      Total Current Liabilities                                          41,283               48,647
                                                                    -----------          -----------

Commitments and Contingencies                                              --                   --
                                                                    -----------          -----------

Stockholders' Equity (Deficit):
   Preferred stock: $.001 par value, 5,000,000 shares
      authorized, none issued or outstanding                               --                   --
   Common stock: $.001 par value, 30,000,000 shares
      authorized, 600,040 shares issued and outstanding                     600                  600
   Additional paid in capital                                         6,931,214            6,931,214
   Contributed capital                                                   67,568               67,568
   Retained earnings during the development stage                       368,531              360,675
   Accumulated deficit                                               (7,408,540)          (7,408,540)
                                                                    -----------          -----------

      Total Stockholders' Equity (Deficit)                              (40,627)             (48,483)
                                                                    -----------          -----------

         Total Liabilities & Stockholders' Equity (Deficit)         $       656          $       164
                                                                    ===========          ===========

   The accompanying notes are an integral part of these financial statements.

                              CARE CONCEPTS I, INC.
                         (formally Care Concepts, Inc.)
                          (A Development Stage Company)
                            STATEMENTS OF OPERATIONS


                                                       Year Ended        Cumulative From  Nine Months Ended    Cumulative From
                                                       December 31,      January 1, 2000    September 30,      January 1, 2000
                                                      -------------      To December 31,   --------------     To September 30,
                                                    2001         2000         2001        2002         2001         2002
                                                    ----         ----         ----        ----         ----         ----
                                                                                       (Unaudited)  (Unaudited)  (Unaudited)
                                                                                       -----------  -----------  -----------

Revenue                                          $    --      $    --      $    --      $    --      $    --      $    --
                                                 ---------    ---------    ---------    ---------    ---------    ---------

Operating Expenses                                  42,468       17,008       59,476        6,962       42,324       66,438
                                                 ---------    ---------    ---------    ---------    ---------    ---------

      Income (Loss) From Operations                (42,468)     (17,008)     (59,476)      (6,962)     (42,324)     (66,438)
                                                 ---------    ---------    ---------    ---------    ---------    ---------

Other Income (Expense):
   Interest Expense                                   (344)      (5,850)      (6,194)        (894)        (135)      (7,088)
   Gain from forgiveness of related party debt        --         81,567       81,567         --           --         81,567
   Gain from extinguishment of debt                   --        352,634      352,634         --           --        352,634
                                                 ---------    ---------    ---------    ---------    ---------    ---------

      Total Other Income (Expense)                    (344)     428,351      428,007         (894)        (135)     427,113
                                                 ---------    ---------    ---------    ---------    ---------    ---------


          Net Income (Loss)                      $ (42,812)   $ 411,343    $ 368,531    $  (7,856)   $ (42,459)   $ 360,675
                                                 =========    =========    =========    =========    =========    =========


Net Income (Loss) Per Basic and Diluted
 Share of Common Stock:                          $   (0.12)   $    7.15    $    1.83    $   (0.01)   $   (0.17)   $    1.16
                                                 =========    =========    =========    =========    =========    =========


Weighted Average Number of Basic
 and Diluted Common Shares Outstanding             344,967       57,566      201,247      600,040      256,833      309,688

   The accompanying notes are an integral part of these financial statements.

                              CARE CONCEPTS I, INC.
                         (formally Care Concepts, Inc.)
                          (A Development Stage Company)
             STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)




                                                            Common Stock          Additional
                                                           -------------           Paid in      Contributed  Accumulated
                                                        Shares        Amount       Capital        Capital      Deficit
                                                        ------        ------       -------        -------      -------

Balance at December 31, 1999                              57,566   $        57   $ 6,904,633   $    66,499   $(7,408,540)

Contributed capital                                         --            --            --           1,069          --

Net income                                                  --            --            --            --         411,343
                                                     -----------   -----------   -----------   -----------   -----------

Balance at December 31, 2000                              57,566            57     6,904,633        67,568    (6,997,197)


Issuance of common stock for payment of related
  party accounts payable in February, May and July
  2001 valued at $.001 per share                         389,715           390        19,096          --            --

Issuance of common stock for services in July
  2001 valued at $.001 per share                         152,759           153         7,485          --            --

Net loss                                                    --            --            --            --         (42,812)
                                                     -----------   -----------   -----------   -----------   -----------

Balance at December 31, 2001                             600,040           600     6,931,214        67,568    (7,040,009)

Net loss (Unaudited)                                        --            --            --            --          (7,856)
                                                     -----------   -----------   -----------   -----------   -----------

Balance at September 30, 2002 (Unaudited)                600,040   $       600   $ 6,931,214   $    67,568   $(7,047,865)
                                                     ===========   ===========   ===========   ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                   CARE CONCEPTS I, INC.
               (formally Care Concepts, Inc.)
               (A Development Stage Company)
                  STATEMENTS OF CASH FLOWS


                                                                Year Ended     Cumulative From   Nine Months Ended  Cumulative From
                                                                December 31,   January 1, 2000     September 30,    January 1, 2000
                                                               -------------   To December 31,   -----------------  To September 30,
                                                             2001        2000       2001         2002        2001        2002
                                                             ----        ----       ----         ----        ----        ----
                                                                                              (Unaudited) (Unaudited) (Unaudited)
                                                                                              ----------- ----------- -----------

Cash Flows from Operating Activities:
    Net income (loss)                                     $ (42,812)  $ 411,343   $ 368,531   $  (7,856)  $ (42,459)  $ 360,675
    Adjustments to reconcile net income (loss) to net
       cash used in operating activities:
         Gain from extinguishment of debt                      --      (434,201)   (434,201)       --          --      (434,201)
         Operating expense paid by officer recorded as
            contributed capital                                --         1,069       1,069        --          --         1,069
         Common stock issued for services                     7,638        --         7,638        --         7,638       7,638
    Changes in assets and liabilities:
        Accounts payable                                     24,023      21,789      45,812         870      25,353      46,682
        Accrued interest                                        344        --           344         894         135       1,238
                                                          ---------   ---------   ---------   ---------   ---------   ---------

           Net Cash (Used) by Operating Activities          (10,807)       --       (10,807)     (6,092)     (9,333)    (16,899)
                                                          ---------   ---------   ---------   ---------   ---------   ---------

Cash Flows from Financing Activities:
    Proceeds from related party loans                        11,463        --        11,463       5,600       9,408      17,063
                                                          ---------   ---------   ---------   ---------   ---------   ---------

           Net Cash Provided by Financing Activities         11,463        --        11,463       5,600       9,408      17,063
                                                          ---------   ---------   ---------   ---------   ---------   ---------

Net Increase (Decrease) in Cash and Cash Equivalents            656        --           656        (492)         75         164

Cash and Cash Equivalents, Beginning of Period                 --          --          --           656        --          --
                                                          ---------   ---------   ---------   ---------   ---------   ---------

Cash and Cash Equivalents, End of Period                  $     656   $    --     $     656   $     164   $      75   $     164
                                                          =========   =========   =========   =========   =========   =========

Supplemental Disclosure of Cash Flow Information:
   Cash paid during the period for:
       Interest                                           $    --     $    --     $    --     $    --     $    --     $    --
       Income taxes                                            --          --          --          --          --          --

Supplemental Disclosure of Non-Cash Investing and
   Financing Activities:
       Conversion of related party accounts payable into
          common stock                                    $  19,486   $    --     $  19,486   $    --     $  19,486   $  19,486

   The accompanying notes are an integral part of these financial statements.

                              CARE CONCEPTS I, INC.
                         (formerly Care Concepts, Inc.)
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies
---------------------------------------------

DESCRIPTION OF BUSINESS
-----------------------

Care Concepts, Inc. (the "Company") was formed in Nevada in July 1988 as Amsterdam Capital Corporation, Inc. to seek and acquire a business opportunity. From July 1988 until June 1989, the Company's activities were composed of the investigation of various business opportunities. In June 1989, the Company acquired Care Concepts, Inc., a Colorado corporation that was formed in 1984 ("Care Concepts Colorado"). In the acquisition, the Company purchased all of the outstanding shares of Care Concepts Colorado, and operated Care Concepts Colorado as its wholly-owned subsidiary. Contemporaneously with this transaction, the Company changed its name to Care Concepts, Inc. Care Concepts Colorado was merged into the Company in January 1992. In November 1992, the Company changed its state of incorporation to Delaware through a change in domicile merger.

Care Concepts Colorado and, from 1989 until mid 1996, the Company, designed, produced, and sold the Care Van, a specialized minivan for physically challenged drivers and passengers. The Company's customers consisted primarily of wheelchair users and the elderly as well as private organizations and government funded and for-profit agencies that provided services to the physically challenged. Since mid 1996, the Company ceased all operations regarding the Care Van.

The Company is in the development stage as is more fully defined in Statement of Financial Accounting Standards ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises". The Company was dormant from mid 1996 until January 1, 2000 when the Company re-entered into the development stage. The Company intends to evaluate, structure and complete a merger with, or acquisition of, prospects consisting of private companies, partnerships or sole proprietorships. The Company may seek to acquire a controlling interest in such entities in contemplation of later completing an acquisition.

BASIS OF PRESENTATION
---------------------

Unaudited Interim Financial Statements

The financial statements as of September 30, 2002 and for the nine months ended September 30, 2002 and 2001 and for the cumulative period from January 1, 2000 to September 30,2002 are unaudited, however, in the opinion of management of the company, all adjustments (consisting solely of normal recurring adjustments) necessary to a fair presentation of the financial statements for the interim periods have been made.

                              CARE CONCEPTS I, INC.
                         (formerly Care Concepts, Inc.)
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies (Continued)
---------------------------------------------------------

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis and to obtain additional financing as may be required.

The Company's continued existence is dependent upon its ability to secure loans from its stockholders or other parties. Future operating expenses will be funded by these loans. The Company's ability to continue to meet its obligations is dependent upon obtaining the above loans.

CASH AND CASH EQUIVALENTS
-------------------------

For purposes of the statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents.

STOCK-BASED COMPENSATION
------------------------

The Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation". The Company will continue to measure compensation expense for its stock-based employee compensation plans using the intrinsic value method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees".

INCOME TAXES
------------

Deferred income taxes are provided for temporary differences between the financial reporting and tax basis of assets and liabilities using enacted tax laws and rates for the years when the differences are expected to reverse.

NET INCOME (LOSS) PER BASIC AND DILUTED SHARE OF COMMON STOCK
-------------------------------------------------------------

The Company adopted SFAS No. 128, "Earnings Per Share", which specifies the method of computation, presentation and disclosure for earnings per share. SFAS No. 128 requires the presentation of two earnings per share amounts, basic and diluted.

                              CARE CONCEPTS I, INC.
                         (formerly Care Concepts, Inc.)
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies (Continued)
---------------------------------------------------------

Basic earnings per share is calculated using the average number of common shares outstanding. Diluted earnings per share is computed on the basis of the average number of common shares outstanding plus the dilutive effect of outstanding stock options using the "treasury stock" method.

ESTIMATES
---------

The preparation of the Company's financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. Notes Payable - Related Parties
----------------------------------

In June 2001, the Company entered into a Revolving Credit Agreement ("Credit Agreement") with an entity controlled by the Company's President and with a stockholder. Under the Terms of the Credit Agreement the Company can borrow up to $50,000. The loans are unsecured, due on demand and bear interest at an annual rate of 8%. Borrowings under the Credit Agreement totalled $11,463 as of December 31, 2001.

3. Stockholders Equity
----------------------

PREFERRED STOCK
---------------

The authorized preferred stock of the Company consists of 5,000,000 shares, $.001 par value. The preferred stock may be issued in series from time to time with such designation, rights, preferences and limitations as the Board of Directors of the Company may determine by resolution. The rights, preferences and limitations of separate series of preferred stock may differ with respect to such matters as may be determined by the Board of Directors, including without limitation, the rate of dividends, method and nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions (if any), conversion rights (if any), and voting rights. Unless the nature of a particular transaction and applicable statutes require approval, the Board of Directors has the authority to issue these shares without shareholder approval.

                              CARE CONCEPTS I, INC.
                         (formerly Care Concepts, Inc.)
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

3. Stockholders Equity (Continued)
----------------------------------

1992 STOCK INCENTIVE PLAN
-------------------------

On November 20, 1992, the Board of Directors adopted and on November 30, 1992, the Company's stockholders approved the 1992 Stock Incentive Plan (the "Stock Incentive Plan"). The Stock Incentive Plan authorizes the issuance of up to 125,000 shares of common stock pursuant to incentive stock options, nonqualified stock options and restricted stock awards to be granted to officers and other eligible employees of the Company for up to ten years after November 30, 1992. No option can be granted at an option price of less than 100% of fair market value at the time the option is granted (or 110% of fair market value in the case of incentive stock options granted to holders of more than 10% of the outstanding common stock). The options generally vest at the rate of 20% per year beginning on the first anniversary of grant.

The Stock Incentive Plan also authorizes the grant of restricted stock to eligible employees. Restricted stock granted to participants is retained by the Company until vested, and the participant has no voting rights with respect to such stock until the shares are vested. Dividends, if any, paid on restricted stock will accrue, without interest, for the benefit of the recipient of the grant, but will not be paid to the recipient unless and until the restrictions on the stock lapse.

No options or restricted stock have been granted under the Stock Incentive Plan.

1992 DIRECTOR OPTION PLAN
-------------------------

On November 20, 1992, the Board of Directors adopted and on November 30, 1992, the Company's stockholders approved the Company's 1992 Director Option Plan (the "Director Option Plan"). Under the terms of the Director Option Plan, directors of the Company who are not officers or employees of the Company are to receive nonqualified options to purchase 5 shares of the common stock of the Company each year. A total of 120 shares of common stock may be issued under the Director Option Plan, subject to adjustments for stock dividends, stock splits, or other relevant capitalization changes as provided in such plan.

Options will be granted to each eligible director elected to the Board on the first anniversary of the date of his or her election and on each year succeeding anniversary thereof. Each option granted under the Director Option plan will be exercisable for 5 shares of common stock, subject to adjustment as provided in the Director Option Plan. Except as otherwise provided, each option granted to a director will vest at a rate of 20% per year beginning on the first anniversary of the date of the grant. The option price per share must equal the fair market value of a share of common stock on the date the option is granted.

No options have been granted under the Director Option Plan.

                              CARE CONCEPTS I, INC.
                         (formerly Care Concepts, Inc.)
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

4. Income Taxes
---------------

The components of the provision for income taxes are as follows:

                                                           Year Ended         Cumulative from
                                                          December 31,       January 1, 2000 to
                                                        ---------------          December 31,
                                                      2001           2000           2001
                                                      ----           ----           ----
          Current:
            Federal                                   $--            $--            $--
            State                                      --             --             --
                                                      ----           ----           ----

              Total                                    --             --             --
                                                      ----           ----           ----

          Deferred:
            Federal                                    --             --             --
            State                                      --             --             --
                                                      ----           ----           ----

              Total                                    --             --             --
                                                      ----           ----           ----

          Total Provision For Income Taxes            $--            $--            $--
                                                      ====           ====           ====

The provision (benefit) for income taxes reconciles to the amount computed by applying the federal statutory rate to income before the provision (benefit) for income taxes as follows:

                                                         Year Ended          Cumulative From
                                                        December 31,        January 1, 2000 to
                                                       --------------           December 31,
                                                      2001         2000            2001
                                                      ----         ----            ----

          Federal statutory rate                      (34)%          34%             34%
          State income taxes, net of
           federal benefits                            (5)            5               5
          Net operating loss carryover                --            (39)            (39)
          Valuation allowance                          39            --              --
                                                     ----           ----            ----

          Total                                       -- %           -- %            -- %
                                                     ====           ====            ====

                              CARE CONCEPTS I, INC.
                         (formerly Care Concepts, Inc.)
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

4. Income Taxes (Continued)
---------------------------

The following is a reconciliation of the provision for income taxes to income before provision for income taxes computed at the federal statutory rate of 34%.

                                                         Year Ended           Cumulative From
                                                        December 31,         January 1, 2000 to
                                                       --------------            December 31,
                                                    2001           2000             2001
                                                    ----           ----             ----
          Income taxes at the federal
           statutory rate                         $(14,556)      $139,857         $125,301
          Federal surtax exemption                   8,134           --               --
          State income taxes, net of
           federal benefits                         (2,140)        20,567           18,427
          Net operating loss carryover                --         (160,424)        (143,728)
          Valuation allowance                        8,562           --               --
                                                  --------       --------         --------

          Total                                   $   --         $   --           $   --
                                                  ========       ========         ========

Significant components of deferred income taxes as of December 31, 2001 are as follows:

        Net operating loss carry forward                 $  2,715,000
                                                         ------------

        Total Deferred Tax Asset                            2,715,000

        Less valuation allowance                           (2,715,000)
                                                         ------------

        Net Deferred Tax Asset                           $       --
                                                         ============

The Company has assessed its past earnings history and trends and expiration dates of carryforwards and has determined that it is more likely than not that no deferred tax assets will be realized. A valuation allowance of $2,715,000 as of December 31, 2001 is maintained on deferred tax assets which the Company has not determined to be more likely than not realizable at this time. The net change in the valuation allowance for deferred tax assets was an increase of $15,000 for the year ended December 31, 2001. The Company will continue to review this valuation on a quarterly basis and make adjustments as appropriate.

As of December 31, 2001 the Company had net operating loss carryforwards of approximately $6,750,000. The net operating losses can be carried forward for fifteen to twenty years to offset future taxable income. The net operating loss carryforwards expire in the years 2004 through 2021.

5. Gain From Extinguishment of Debt
-----------------------------------

The Company was carrying $352,634 of trade accounts payable on its books. The payables were incurred prior to mid 1996 and relate to the Company's discontinued Care Van business. Effective December 31, 2000, the Company's Board of Directors, based on advice of legal counsel, authorized removing the accounts payable from the Company's books as the amounts will not be paid and the statute of limitations has expired. The removal was originally reflected as an extraordinary gain from extinguishment of debt of $352,634 for the year ended December 31, 2000 (Note 8).

                              CARE CONCEPTS I, INC.
                         (formerly Care Concepts, Inc.)
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

6. Related Party Transactions
-----------------------------

SETTLEMENT AGREEMENTS
---------------------

The Company entered into a Settlement Agreement with Jack Kelley and Derold Kelley, former officers of the Company, on February 5, 2001. Under the terms of the Settlement Agreement the Kelley's received 92,475 shares of the Company's common stock in full settlement of any and all claims that the Kelley's may have had or currently have against the Company. The common stock was valued at $4,624 and was included in operating expenses for the year ended December 31, 2000.

The Company entered into a Settlement Agreement with Brian Kelley, a former officer of the Company, on February 19, 2001. Under the terms of the Settlement Agreement Mr. Kelley received 50,000 shares of the Company's common stock in full settlement of any and all claims that Mr. Kelley may have had or currently has against the Company. The common stock was valued at $2,500 and was included in operating expenses for the year ended December 31, 2000.

Both Settlement Agreements were negotiated and agreed to in principle in 2000. However, the formal written agreements were not executed until 2001. The common stock was issued under both Settlement Agreements in 2001.

GAIN FROM FORGIVENESS OF DEBT
-----------------------------

In 1996 a lawsuit was brought against the Company by a former officer of the Company for past due fees and expenses. On March 3, 1997, the court entered a default judgement against the Company which resulted in a judgement payable in the amount of $63,931 plus interest at an annual rate of 10%.

The Company's current President entered into negotiations with the Former Officer for settlement of the Judgement. Ultimately, the Judgement was assigned to a corporation owned by the Company's current President. The Former Officer received $9,000 as consideration for the assignment which occurred on November 14, 2000. In addition the Former Officer entered into an agreement to release and discharge the Company from all past, present or future claims.

On November 30, 2000, the Company's current President settled the Judgement with the Company for $9,000. At November 30, 2000, the Judgement liability together with accrued interest totaled $90,567. This settlement was for less than the amount owed which resulted in a gain of $81,567. The $9,000 Judgement was converted into 180,000 shares of common stock in 2001.

                              CARE CONCEPTS I, INC.
                         (formerly Care Concepts, Inc.)
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

6. Related Party Transactions (Continued)
-----------------------------------------

CONTRIBUTED CAPITAL
-------------------

A former officer of the Company paid $1,069 of operating expenses on behalf of the Company in June 2000. The Former Officer will not be repaid and the $1,069 has been reflected as contributed capital.

ACCOUNTS PAYABLE-RELATED PARTIES
--------------------------------

The Company's current President, a former officer and a stockholder paid $26,420 and $5,968 of operating expenses on behalf of the Company during the years ended December 31, 2001 and 2000, respectively. In July 2001, the Company issued 67,240 shares of common stock for payment of $3,362 of the accounts payable-related parties.

Accounts payable-related parties consists of the following at December 31, 2001:

     President                                                       $14,388
     Stockholder                                                      14,388
     Former Officer                                                      250
                                                                     -------
          Total                                                      $29,026
                                                                     =======


In July 2001 the Company issued 152,759 shares of common stock to three former officers of the Company for services. The shares were valued at $7,638 and the amount is included in operating expenses for the year ended December 31, 2001.

Notes payable - stockholders (Note 2).

7. Fair Value of Financial Instruments
--------------------------------------

Disclosures about Fair Value of Financial Instruments for the Company's financial instruments are presented in the table below. These calculations are subjective in nature and involve uncertainties and significant matters of judgment and do not include income tax considerations. Therefore, the results cannot be determined with precision and cannot be substantiated by comparison to independent market values and may not be realized in actual sale or settlement of the instruments. There may be inherent weaknesses in any calculation

                              CARE CONCEPTS I, INC.
                         (formerly Care Concepts, Inc.)
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

7. Fair Value of Financial Instruments (Continued)
--------------------------------------------------

technique, and changes in the underlying assumptions used could significantly affect the results. The following table presents a summary of the Company's financial instruments as of December 31, 2001:

                                          Carrying       Estimated
                                           Amount       Fair Value
                                         ----------     ----------
      Financial Assets:
       Cash and cash equivalents          $   656         $   656

      Financial Liabilities:
       Notes payable                       11,463          11,463

The carrying amounts for cash and cash equivalents, accounts payable and accrued expenses approximate fair value because of the short maturities of these instruments. The fair value of the notes payable approximates fair value because of the market rate of interest on the notes.

8. Subsequent Events
--------------------

The company changed its name to Care Concepts I, Inc. in October 2002.

On October 18, 2002, the Company's shareholders adopted a resolution approving a reverse stock split of one common share for each fifty common shares outstanding with any fractional shares rounded up to the nearest whole share, effective October 18, 2002. All share information and per share data have been retroactively restated for all periods presented to reflect the reverse stock split.

On November 25, 2002, the company completed an acquisition of IBID America, Inc. ("IBID"). The company acquired 100% of the outstanding stock of IBID in exchange for approximately 12,080,827 shares of the company's common stock and 68,553 shares of the company's preferred stock. The 22,422 shares of Series "A" preferred stock were converted into 2,242,194 shares of the company's common stock. Immediately after the acquisition, the ownership of the Company will be approximately 3% by existing Care Concepts I, Inc. stockholders and 97% by existing IBID stockholders. Prior to closing the merger, an officer, a director and three major stockholders sold 200,000 shares of their Care Concepts I, Inc. common stock for $350,000 payable in cash of $100,000 and a promissory note for $250,000. The merger will be treated as a recapitalization of IBID, similar to a reverse acquisition. Therefore, IBID will be the acquiror for accounting purposes, whereas for legal purposes Care Concepts I, Inc. is the acquiror.

                              CARE CONCEPTS I, INC.
                         (formerly Care Concepts, Inc.)
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

8. Subsequent Events (Continued)
--------------------------------

In May 2002, the FASB issued SFAS No. 145, "Reccession of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections". Adoption of SFAS No. 145 is required for fiscal years beginning after May 15, 2002, however, earlier application is encouraged. The Company adopted SFAS No. 145 on April 1, 2002. The provisions of SFAS No. 145 that apply to the Company relate to the rescission of SFAS No. 4 and the classification of the gain from extinguishment of debt as an extrodinary item. The Company's gain from extinguishment of debt, which was classified as an extrodinary item in prior periods under SFAS No 4, was reclassified in the quarter ended June 30, 2002. The gain does not meet the criteria of an extrodinary item under Accounting Principles Board Opinion No. 30 and therefore, is classified as other income in the statements of operations.

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
Ibid America, Inc.

We have audited the accompanying consolidated balance sheet of Ibid America, Inc., a Florida Corporation, and subsidiary as of December 31, 2001,and the related consolidated statements of earnings, comprehensive earnings, stockholders' equity and cash flows for the period then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ibid America, Inc. and subsidiary as of December 31, 2001, and the results of their operations and their cash flows for the period then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ William J.Hadaway P.A.
-----------------------------------

William J. Hadaway, P.A.
Certified Public Accountants

April 25, 2002


   Member in American Institute of Certified Public Accountants Division for
                              SEC Practice Section

                               IBID AMERICA, INC.

                           CONSOLIDATED BALANCE SHEETS

                                                                                        9/30/2002
                                                                                        Historical
                                                                       12/31/01         (Unaudited)
                                                                       --------         -----------

                                     ASSETS

Current Assets:
   Cash and cash equivalents                                         $    29,538        $     3,020
   Accounts receivable                                                      --                6,600
   Credit cards receivable                                                 1,238              1,830
                                                                     -----------        -----------

      Total Current Assets                                                30,776             11,450

Property & equipment-net                                               1,784,340          1,682,387
Patent costs                                                              12,500             12,500
Due from stockholders                                                      4,199              3,526
Auction content inventory                                              4,000,000          3,995,900
                                                                     -----------        -----------

         Total Assets                                                $ 5,831,815        $ 5,705,763
                                                                     ===========        ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
   Accounts payable                                                  $    16,417        $    18,020
   Due to stockholders                                                    37,293             19,996
   Notes payable                                                         100,000            100,000
   Accrued interest payable                                                7,767             15,267
   Advance franchise fee                                                  20,000             19,000
                                                                     -----------        -----------

      Total Current Liabilities                                          181,477            172,283
                                                                     -----------        -----------

Deferred Income                                                           13,203             12,178
                                                                     -----------        -----------

Stockholders' Equity:
   Common stock of $.0001 par value.  Authorized 50,000,000
      shares; issued and outstanding 45,265,000 and 10,903,567             4,527              1,091
   Preferred A of $.00001 par value.  Authorized 1,000,000
      shares; issued and outstanding 20,720, at 12/31/01
      and 22,422 at 9/30/02                                                   --                 --
   Preferred B of $.00001 par value.  Authorized 1,000,000
      shares; issued and outstanding 42,646, at 12/31/01
      and 45,000 at 9/30/02                                                   --                 --
   Preferred C of $.00001 par value.  Authorized 1,000,000
      shares; issued and outstanding 1,061, at 12/31/01
      and 1,151 at 9/30/02                                                    --                 --
   Paid-in-capital                                                     5,914,673          5,917,443
   Deficit in retained earnings                                         (282,065)          (397,232)
                                                                     -----------        -----------

      Total Stockholders' Equity                                       5,637,135          5,521,302
                                                                     -----------        -----------

         Total Liabilities & Stockholders' Equity                    $ 5,831,815        $ 5,705,763
                                                                     ===========        ===========

          See accompanying notes to consolidated financial statements.

                               IBID AMERICA, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                  Year Ended           Nine Months Ended
                                                 December 31,            September 30,
                                                -------------            -------------
                                                     2001             2002             2001
                                                     ----             ----             ----
                                                                  (Unaudited)      (Unaudited)

Net Sales:
   Sales auctions                                 $ 124,544        $ 119,980        $ 102,529
   License sales                                    133,000          414,092             --
   Sales:other                                       14,948            1,254           12,951
                                                  ---------        ---------        ---------

     Total Sales                                    272,492          535,326          115,480
                                                  ---------        ---------        ---------

Cost and Expenses:
   Selling, general and administrative              317,090          460,994          232,870
   Compensation and related benefits                237,467          189,500          148,570
                                                  ---------        ---------        ---------

      Total Costs and Expenses                      554,557          650,494          381,440
                                                  ---------        ---------        ---------

         Net Loss                                 $(282,065)       $(115,168)       $(265,960)
                                                  =========        =========        =========

Basic and Diluted Net Loss Per Common Share       $  (0.006)       $  (0.011)       $  (0.006)
                                                  =========        =========        =========

          See accompanying notes to consolidated financial statements.

                               IBID AMERICA, INC.
                 Consolidated Statement of Stockholders' Equity
           From Inception (February 2, 2001) through December 31, 2001


                                                                    Series A               Series B               Series C
                                                                Preferred Stock        Preferred Stock        Preferred Stock
                                                               ----------------       ----------------        ----------------
                                                               Shares    Amount      Shares      Amount      Shares     Amount
                                                              -------   -------     --------   --------     -------    -------

From Inception (Feb. 2, 2001) through Dec. 31, 2001

   Issuance of stock:
      Common stock for cash                                      --    $     --          --    $     --          --    $     --
      Preferred, Series A for purchase of assets
         from related party                                    19,000        --          --          --          --          --
      Preferred, Series B                                        --
         for purchase of promotional inventory of cell art       --          --        40,000        --          --          --
      Preferred, Series C for notes payable proceeds                         --          --         1,000        --          --
      Common stock for extension of
         maturity dates on notes payable                         --          --          --          --          --          --

   Stock dividends:
      Series A Dividend                                         1,720        --          --          --          --          --
      Series B Dividend                                          --          --         2,646        --          --          --
      Series C Dividend                                          --            61        --          --          --          --

  Net Loss                                                       --          --          --          --          --          --
                                                           ----------  ----------  ----------  ----------  ----------  ----------

Balance December 31, 2001                                      20,720        --        42,646        --         1,061        --

Canceled Common Stock                                            --          --          --          --          --          --

Converted Warrants February 15, 2002                             --          --          --          --          --          --

Reverse Split Common Stock 1:4                                   --          --          --          --          --          --

Converted Warrants July 15, 2002                                 --          --          --          --          --          --

Net Loss                                                         --          --          --          --          --          --
                                                           ----------  ----------  ----------  ----------  ----------  ----------

Balance September 30, 2002 (Unaudited)                         20,720  $     --        42,646  $     --         1,061  $     --
                                                           ==========  ==========  ==========  ==========  ==========  ==========

[retubbed table]



                                                                 Common Stock                       Deficit in
                                                                 -------------          Paid-in      Retained
                                                              Shares       Amount       Capital      Earnings      Total
                                                             -------      -------      --------     ---------      -----

From Inception (Feb. 2, 2001) through Dec. 31, 2001

   Issuance of stock:
      Common stock for cash                                 45,165,000   $    4,517   $   14,683   $     --     $   19,200
      Preferred, Series A for purchase of assets
         from related party                                       --           --      1,900,000         --      1,900,000
      Preferred, Series B
         for purchase of promotional inventory of cell art        --           --      4,000,000         --      4,000,000
      Preferred, Series C for notes payable proceeds              --           --           --           --
      Common stock for extension of
         maturity dates on notes payable                       100,000           10          (10)        --           --

   Stock dividends:
      Series A Dividend                                           --           --           --           --           --
      Series B Dividend                                           --           --           --           --           --
      Series C Dividend                                           --           --           --           --           --

  Net Loss                                                        --           --           --       (282,065)    (282,065)
                                                           -----------   ----------   ----------   ----------   ----------

Balance December 31, 2001                                   45,265,000        4,527    5,914,673     (282,065)   5,637,135

Canceled Common Stock                                       (6,666,667)        (666)        --           --           (666)

Converted Warrants February 15, 2002                         1,013,335          101         (101)        --           --

Reverse Split Common Stock 1:4                             (29,708,751)      (2,971)       2,971         --           --

Converted Warrants July 15, 2002                             1,000,650          100         (100)        --           --

Net Loss                                                          --           --           --       (115,168)    (115,168)
                                                           -----------   ----------   ----------   ----------   ----------

Balance September 30, 2002 (Unaudited)                      10,903,567   $    1,091   $5,917,443   $ (397,233)  $5,521,301
                                                           ===========   ==========   ==========   ==========   ==========

          See accompanying notes to consolidated financial statements.

                          IBID AMERICA, INC.

                CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               Year Ended           Nine Months Ended
                                                              December 31,            September 30,
                                                             -------------           -------------
                                                                  2001            2002           2001
                                                                  ----            ----           ----
                                                                              (Unaudited)    (Unaudited)

Cash Flows from Operating Activities:
      Net Loss                                               $  (282,065)    $  (115,168)    $  (265,960)
      Adjustments to reconcile net loss to net
         cash used in operating activities:
           Depreciation                                            7,692          12,036           4,337
           Amortization                                          105,998          90,856          76,957
      Changes in operating assets and liabilities:
      (Increase) decrease in:
          Accounts receivable                                       --            (6,600)         (2,225)
          Credit cards receivable                                 (1,238)           (592)           --
          Due from stockholders                                   (4,199)            673          (4,199)
          Auction content inventory                                 --             4,100            --
       Increase (decrease) in:
          Accounts payable                                        16,417           1,603          30,340
          Due to Stockholders                                       --           (17,297)           --
          Advance franchise fee                                   20,000          (1,000)         20,000
          Accrued interest                                         7,767           7,500           5,267
          Deferred income                                         13,203          (1,025)         13,544
                                                             -----------     -----------     -----------
             Net cash used in operating activities              (116,425)        (24,914)       (121,939)
                                                             -----------     -----------     -----------

  Cash Flows from Investing Activities:
       Purchase of fixed assets                                  (10,530)           (939)         (7,530)
                                                             -----------     -----------     -----------
             Net cash used in investing activities               (10,530)           (939)         (7,530)
                                                             -----------     -----------     -----------

  Cash Flows from Financing Activities:
          Proceeds from stockholders advances                     37,293            --            30,004
          Notes payable proceeds                                 100,000            --           100,000
          Proceeds from issuance of common stock                  19,200               8           4,199
          Other                                                     --              (673)           --
                                                             -----------     -----------     -----------
             Net cash provided by financing activities           156,493            (665)        134,203
                                                             -----------     -----------     -----------

  Net  Increase in Cash and Cash Equivalents                      29,538         (26,518)          4,734
  Cash and Cash Equivalents, Beginning                              --            29,538            --
                                                             -----------     -----------     -----------

  Cash and Cash Equivalents, Ending                          $    29,538     $     3,020     $     4,734
                                                             ===========     ===========     ===========

  Non-Cash Operating, Investing and Financing Activities:
          Preferred stock issued for the following:
             Acquisition of patent                           $    12,500
             Acquisition of promotional inventory              4,000,000
             Purchase of fixed assets and software             1,887,500
                                                             -----------
                                                             $ 5,900,000
                                                             ===========

          See accompanying notes to consolidated financial statements.

                        IBID AMERICA, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND CAPITALIZATION

IBID America, Inc. ("Company") was incorporated on February 2, 2001 under the laws of the State of Florida. The Articles of Incorporation authorized the Company to issue and have outstanding at any one time 50,000,000 shares of common stock, par value $.0001 per share.

On February 15, 2001 the Company was authorized by the Board of Directors to issue three series of preferred stock as follows:

Preferred Stock Series A
     1. Amount authorized:  $ 2,000,000
     2. Dividend: Ten (10%) Percent-Dividend may be paid in cash or in stock
     3. Term: Five (5) years
     4. Conversion Rate: 80% of market trade for previous 10 days trading with floor of $1.00 per share.
     5. Dilution: This series of Preferred Stock may not be diluted by adjustments up or down of underlying common stock unless and until converted into common stock.

Preferred Stock Series B
     1. Amount authorized:  $ 4,000,000
     2. Dividend: Ten (8%) Percent-Dividend may be paid in cash or in stock
     3. Term: Five (5) years
     4. Conversion Rate: 80% of market trade for previous 10 days trading with floor of $1.00 per share and a ceiling of $2.00 per share.
     5. Dilution: This series of Preferred Stock may not be diluted by adjustments up or down of underlying common stock unless and until converted into common stock.

Preferred Stock Series C
     1. Amount authorized:  $ 100,000
     2. Dividend: Ten (8%) Percent-Dividend may be paid in cash or in stock
     3. Term: Five (5) years
     4. Conversion Rate: 80% of market trade for previous 10 days trading with floor of $1.00 per share.
     5. Dilution: This series of Preferred Stock may not be diluted by adjustments up or down of underlying common stock unless and until converted into common stock.

On April 16, 2001 the Company was authorized by the Board of Directors to issue a series of preferred stock as follows:

  Preferred Stock Series D
     1. Amount authorized:  $ 8,000,000
     2. Dividend: Ten (8%) Percent-Dividend may be paid in cash or in stock
     3. Term: Five (5) years
     4. Conversion Rate: 80% of market trade for previous 10 days trading with floor of $1.00 per share and a ceiling of $2.00 per share.
     5. Dilution: This series of Preferred Stock may not be diluted by adjustments up or down of underlying common stock unless and until converted into common stock.

                        IBID AMERICA, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The par value of all the preferred series is $.00001 and at December 31, 2001 the shares issued were 20,720 for Series A, 42,646 for Series B and 1,061 for Series C.

BUSINESS

The Company's concept is a network of metropolitan auction web sites powered by dynamic database programming. The concept capitalizes on the popularity of Internet auctions and the potential of Internet commerce, and creates a new alternative marketing avenue for businesses taking a fresh approach to Internet auctions.

Ibid National, Inc., a wholly owned subsidiary of the Company provides the expansion vehicle of the network auctions through the sale of franchise and license agreements on a nationwide basis.

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All material inter-company accounts and transactions have been eliminated.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management's knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

CASH AND CASH EQUIVALENTS

The Company considers all liquid investments with maturities of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

Property, plant and equipment are recorded at cost and depreciated, using the straight-line method over the estimated useful lives of the assets. Gain or loss on disposition of assets is recognized currently. Repairs and maintenance are charged to expense as incurred. Major replacements and betterments are capitalized and depreciated on a straight-line basis over the remaining useful lives of the assets.

PATENT

The Company has capitalized certain incremental costs incurred related to acquiring patents on the Company's auction methods. The United States government has not yet approved the patent, but the Company will adopt the accounting provisions under the Statements of Financial Accounting Standards SFAS No.121 and 142.

                        IBID AMERICA, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

REVENUE RECOGNITION

The Company co-Partners with businesses for auction items to be listed on its internet site. Revenue from these auctions is recognized at the time the auction is completed. The Company does not generally grant return privileges to customers.

Territorial licenses are sold by the Company granting the Licensee an exclusive license to receive 1.5% of all auction income in said area. The Licensor retains title and ownership of the area. The Licensor does not provide any additional services after the signing of the agreement. Therefore revenue is recognized immediately.

The Company also sells Franchises, which grant territorial licenses for a period of ten (10) years. The Franchisee receives commission equal to 10% of the revenue collected from successfully closed and completed auctions in their territory. The Company provides initial services such as in-house operational training, sales and marketing, website training and manuals. The Company estimates that these initial services represent 25% of the franchise fee and recognizes this as income when these initial services are completed. The Company plans on reviewing this estimate on a yearly basis. The remaining franchise fee is recognized as income ratably on a monthly basis over the ten-year term starting with the date of the agreement. The Company is considering the discontinuance of future franchise sales and the repurchase of the outstanding ones.

PRODUCT DEVELOPMENT COSTS

Costs in connection with the development of the Company's services are comprised of design, production, consulting and other related software fees. These costs are charged to expense as incurred. Additionally, in-house personnel completed all our programming changes and updates.

ADVERTISING COSTS
Advertising costs are charged to expense as incurred.

INCOME TAXES

The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". SFAS No. 109 requires the recognition of deferred tax liabilities and assets for temporary differences, operating loss carry-forwards, and tax credit carry-forwards existing at the date of the financial statements.

A temporary difference is a difference between the tax basis of an asset or liability and its reported amount in the financial statements that will result in taxable or deductible amounts in future years when the asset is recovered or the liability is settled. Deferred taxes represent the future tax return consequences of these differences.

As of December 31, 2001 and September 30, 2002, the Company had consolidated net operating loss carryfowards of approximately $283,000 and $396,000, which will expire in the years 2021 and 2022. The Company has not recognized any benefit of such net operating loss carryfoward in the accompanying consolidated statements in accordance with the provisions of SFAS No. 109 as the realization of this deferred tax benefit is not considered more likely then not. A 100% valuation allowance has been recognized to offset the entire net deferred tax asset.

                        IBID AMERICA, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

RECENT ACCOUNTING PRONOUNCEMENTS

In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No.
141. "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No.141 addresses financial accounting and reporting for all business combinations and requires that all business combinations entered into subsequent to June 2001 be recorded under the purchase method. This statement also addresses financial accounting and reporting for goodwill and other intangible assets acquired in a business combination at acquisition. SFAS No. 142 addresses financial accounting and reporting for intangible assets acquired individually or with a group of other assets at acquisition. This statement also addresses financial accounting and reporting for goodwill and other intangible assets subsequent to their acquisition. The Company adopted these statements on January 1, 2002.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 addresses financial accounting and reporting for the impairment of long-lived assets. The statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of", and the accounting and reporting provisions of APB Opinion No. 30. SFAS No. 144 removes goodwill from its scope, as goodwill is addressed in the impairment test described above under SFAS No. 142. The Company adopted SFAS No. 144 on January 1, 2002.

The adoption of these pronouncements is not expected to have a material effect on the Company's financial position, results of operations or cash flows.

UNAUDITED FINANCIAL INFORMATION

The accompanying financial statements as of September 30, 2002 and for the nine months ended September 30, 2002 and 2001 are unaudited. However, in the opinion of management, such financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of financial position, results of operations and cash flows for such periods. Results for interim periods are not necessarily indicative of results to be expected for an entire year.

NOTE 2.  PROPERTY AND EQUIPMENT

                                                            Estimated Useful  December 31,      September 30,
                                                             Lives (years)       2001               2002
                                                             -------------       ----               ----

         Office furniture and equipment                           5-7         $   80,906         $   81,845
         Auction software                                          15          1,817,124          1,817,124
                                                                              ----------         ----------
                                                                               1,898,030          1,898,969
         Less accumulated depreciation & amortization                            113,690            216,582
                                                                              ----------         ----------
                                                                              $1,784,340         $1,682,387

Depreciation expense for the period ended December 31, 2001 was $7,692 and amortization expense was $105,998. For the period ended September 30, 2002 depreciation expense was $12,036 and amortization expense was $90,856.

                        IBID AMERICA, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. AUCTION CONTENT INVENTORY

On March 8, 2001 the Company acquired 80,000 pieces of cell art at $50.00 per piece complete with the certificate of authenticity and studio seal for 40,000 shares of Series B Convertible Preferred Stock, $100 par value. The complete terms and conditions of the Series B stock are presented in Note 1 under organization and capitalization. The inventory at December 31, 2001 was $4,000,000 and at September 30,2002 it was $3,995,900. The inventory is stated at lower of cost or market using the first in, first out (FIFO) method of valuation. These cell art pieces are used in a program established by the Company with local and national charities to increase it's databases of potential bidders and buyers on their auction website.

The inventory at December 31, 2001 was stored at two locations. At Los Angeles, Ca. were 80% of the cells were stored. The former owner owed the landlord approximately $75,000 for rent and cell delivery preparation expenses. Therefore, the cells though isolated and legally belonging to Ibid America, Inc. could not be moved to the corporate offices in Pompano Beach, Fl., until the outstanding obligation is resolved by the previous owner. This obligation should be resolved in the near term.

The cost of insuring these cells was not financially feasible. The Company has created a secure designated area in Pompano Beach to store the remaining 20% of the inventory. The Company has taken many measures to fireproof this area. A monitored fire and security system has also been installed.

NOTE 4. NOTES PAYABLE

Notes payable consisted of the following at December 31, 2001 and September 30, 2002:

             Date            Amount         Interest       Original
            of Loan         of Loan          Rate          Maturity


         March 9, 2001      $40,000           10%         Sept. 9, 2001

         March 9, 2001      $60,000           10%         Sept. 9, 2001

The above notes maturity date was extended to September 9, 2002 and then to September 30, 2003.There was accrued interest of $7,767 at December 31, 2001 and $15,267 at September 30, 2002.

NOTE 5.  ADVANCE FRANCHISE FEE

The Company had sold a franchise to an individual who was not meeting the performance standards and requirements of a franchise owner. Before December 31, 2001 the Company had agreed to purchase back the franchise for its original purchase price of $20,000. On March 28, 2002 a check for $1,000 was issued to the franchisee. A promissory note was also executed for $ 19,000 at 5% interest per annum due September 1, 2002.This note has been extended for one year to September 1, 2003.

                        IBID AMERICA, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6.  WARRANTS

As of December 31, 2001 the Company had outstanding 481,610 warrants to purchase common stock at par .0001. Each warrant converts to one (1) share of common stock. The warrant carries an anti dilution clause and will expire December 31, 2002 unless extended by the Company. As of September 30, 2002 all these warrants have been exercised and there are no warrants outstanding.

NOTE 7.  RELATED PARTY TRANSACTIONS

The Company had several related party transactions during the year. At December 31, 2001 and September 30, 2002 there was a receivable due from stockholders of $4,199 and $3,526. The amount due to stockholders at December 31, 2001 and September 30, 2002 was $37,293 and $19,996.

The Company also had a commercial lease with a related party on a monthly basis with a rent payment of $7,500 per month. Stockholders were paid management fees totaling $92,652 for the period ended December 31, 2001. There were no management fees paid to stockholders during the period ended September 30, 2002.

On February 15, 2001 assets were purchased from a related party for a current market price of $1,900,000 in exchange for 19,000 shares of Series A Convertible Preferred Stock. The complete terms and conditions of the Series A stock is presented in Note 1 under organization and capitalization.

NOTE 8.  NET LOSS PER COMMON SHARE

The Company computes earnings (loss) per common share in accordance with the provisions of Statement of Financial Accounting Standards SFAS No. 128, "Earnings per Share" which requires the presentation of both basic and diluted earnings (loss) per share.

The weighted average of shares outstanding December 31, 2001 was 45,253,469 and the basic and diluted net loss per common share was computed to be $.006 per share. For the periods ended September 30, 2002 and September 30,2001 the respective weighted average shares outstanding were 10,138,653 and 45,250,000. The net loss per common share was $.011 per share and $.006 per share.

NOTE 9.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The respective carrying value of certain on-balance-sheet financial instruments approximated their fair value. These instruments include cash and cash equivalents, credit cards receivable, accounts payable, notes payable, accrued interest and advance franchise fee. Fair values were assumed to approximate carrying values for these financial instruments since they are short-term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand.

NOTE 10. SUBSEQUENT EVENTS (UNAUDITED)

Merger with Care Concepts I, Inc.

On November 25, 2002 Ibid America, Inc. merged with a wholly owned subsidiary of Care Concepts I, Inc. (CARE). All Ibid America, Inc. shares of common stock were converted to shares of CARE common stock on a one for one basis. On November 26, 2002 Series "A" preferred stock converted all the issued and outstanding preferred stock for 2,242,194 shares of common stock of CARE.

                        IBID AMERICA, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Common stock events

The Company cancelled 6,666,667 shares previously issued to a former officer. All warrants outstanding at December 31, 2001 and any additional warrants issued during 2002 were converted. This resulted in the issuance of 2,013,985 shares of common stock. A reverse stock split of 1:4 occurred on June 5, 2002 resulting in a reduction of 29,708,751 common stock shares outstanding. On October 3, 2002 another reverse stock split of 2:1 further reduced the common stock outstanding by 5,451,784 shares. The notes payable outstanding of $100,000 and the accrued interest outstanding were converted to 115,267 shares of common stock on November 26, 2002.

Preferred stock events

On November 7, 2002 the company amended its articles of incorporation to re-designate its three series of preferred stock. Series "A" was amended to become Series "D"; Series "B" was amended to become Series "G"; and Series "C" was amended to become Series "F". These shares were exchanged for identically designated shares of CARE preferred. Series "D" became Series "A" of CARE; Series "E" became Series "B" of CARE; and Series "F" became Series "C" of CARE. See Exhibit 3.6 for the designation of the preferred stock.

You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.





                                TABLE OF CONTENTS

                                                                          Page

Prospectus Summary..................................................       2
Risk Factors........................................................       4
Forward-Looking Statements..........................................       6
Price Range of Common Stock and Dividend Policy.....................       7
Use of Proceeds.....................................................       7
Management's Discussion and Analysis or Plan of Operation...........       8
Our Business........................................................       10
Management..........................................................       16
Certain Transactions................................................       18
Security Ownership of Certain Beneficial Owners and Management......       18
Description of Securities...........................................       19
Selling Security Holders............................................       20
Plan of Distribution................................................       21
Shares Eligible for Future Sale.....................................       21
Legal Matters.......................................................       22
Experts.............................................................       22
Additional Information..............................................       22
Financial Statements................................................       F-1

                             ________________ Shares






                              Care Concepts I, Inc.










                                   PROSPECTUS





                                December __, 2002

PART TWO

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.          INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Delaware General Corporation Law and the Company's Certificate of Incorporation and Bylaws provide that it may indemnify any and all of its officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in the Company's best interest.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the SEC, that type of indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 25.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The estimated expenses payable by us in connection with the distribution of the securities being registered are as follows:

         SEC Registration and Filing Fee........................       $  2,700
         Legal Fees and Expenses*...............................         30,000
         Accounting Fees and Expenses*..........................          5,500
         Financial Printing*....................................          2,500
         Transfer Agent Fees*...................................          1,000
         Blue Sky Fees and Expenses*............................          4,000
         Miscellaneous*.........................................          2,000
                                                                       --------
         TOTAL....................................................     $ 47,700
                                                                       ========
     *     Estimated

         None of the foregoing expenses are being paid by the selling security holders.

ITEM 26.          RECENT SALES OF UNREGISTERED SECURITIES

         Effective November 26, 2002, pursuant to an agreement and plan of merger, the Company issued an aggregate of 12,080,867 shares of its common stock to the 97 common stockholders of IBID and an aggregate of 68,553 shares of 3 series of preferred stock to 9 preferred stockholders of IBID. Of the 102 total shareholders of IBID that exchanged their shares, 87 were accredited investors.

         On November 26, 2002, the Company issued an aggregate of 154,097 shares of its common stock to five consultants pursuant to business services consulting agreements.

         On November 26, 2002, the Company issued 2,242,194 shares of its common stock pursuant to the conversion of all of its outstanding Series A preferred stock by the Series A preferred stockholders. These shares were issued to 5 individuals.

         Each of the security holders (a) had access to business and financial information concerning the Company, (b) represented that it was acquiring the securities for investment purposes only and not with a view towards distribution or resale except in compliance with applicable securities laws and (c) was either accredited or had such knowledge and experience in business and financial matters that he, she or its was able to evaluate the risks and merits of an investment in the Company. Therefore, each investor was also sophisticated within the meaning of Federal securities laws. In addition, the certificates evidencing the securities that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom.

ITEM 27.          EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT NO.       DESCRIPTION OF DOCUMENTS
-----------       ------------------------

(2)               Plan of Purchase, Sale, Reorganization, Arrangement,
                  Liquidation or Succession

2.1 Agreement and Plan of Merger (Incorporated by reference to Form 8-K filed November 19, 2002.)

(3)               Certificate of Incorporation and By Laws

3.1 Certificate of Incorporation (Incorporated by reference to Form SB-2 filed February 14, 1993.)

3.2 Amended and Restated Certificate of Incorporation (Incorporated by reference to Form 10-KSB filed March 26, 2001.) 3.3 Amended and Restated By-Laws (Incorporated by Reference to Form 10-KSB filed March 26, 2001.)

3.4               Certificate of Amendment of Certificate of Incorporation

3.5               Correction to Certificate of Amendment of Certificate of
                  Incorporation

3.6               Designations of Preferred Stock

(5)               Opinion of Counsel

5.1               Opinion of Adorno & Yoss, P.A.

(21)              Subsidiaries of Registrant

21.1              Subsidiaries of Registrant

(23)              Consents

23.1              Consent of Independent Auditor - Angell & Deering

23.2              Consent of Independent Auditor - William J. Hadaway, P.A.

23.3              Consent of Adorno & Yoss, P.A. (included in Exhibit 5.1)

ITEM 28.          UNDERTAKINGS

         The undersigned Registrant undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Pompano Beach, Florida on December 16, 2002.

                                       CARE CONCEPTS I, INC.

                                       By:/s/ Steve Markley
                                          --------------------------------------
                                          Steve Markley, Chief Executive Officer
                                          and Principal Financial Officer


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

            Signature                                          Title                                     Date
            ---------                                          -----                                     ----

/s/  Steve Markley                                        Chief Executive Officer                       Dec. 16, 2002
-----------------------------------------------------     (principal executive officer) and
Steve Markley                                             Principal Financial Officer
                                                          (principal accounting officer), Secretary
                                                          and Director.


/s/  Gary Spaniak                                         President and Director                        Dec. 16, 2002
-----------------------------------------------------
Gary Spaniak


/s/  Steven Robinson                                      Director                                      Dec. 16, 2002
-----------------------------------------------------
Steven Robinson